AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 2000
                                                 Registration Statement No. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                                SAFESCIENCE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
             NEVADA                          2834                 33-0231238
STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL (I.R.S.  EMPLOYER
INCORPORATION OR ORGANIZATION) CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
                                 --------------
                               31 ST. JAMES AVENUE
                           BOSTON, MASSACHUSETTS 02116
                                 (617) 422-0674
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                                 --------------
                               DAVID PLATT, PH.D.
                             CHIEF EXECUTIVE OFFICER
                                SAFESCIENCE, INC.
                               31 ST. JAMES AVENUE
                           BOSTON, MASSACHUSETTS 02116
                                 (617) 422-0674
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                                 --------------
                                   COPIES TO:
                               CHERYL REICIN, ESQ.
                             MCDERMOTT, WILL & EMERY
                              50 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020
                                  (212)547-5400
                                 --------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                 --------------

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                 Proposed Maximum   Proposed Maximum
                 Title of Each Class of       Securities to be  Aggregate Offering     Aggregate
               Securities to be Registered       Registered          Price (2)       Offering Price    Amount of Registration Fee
====================================================================================================================================
Common Stock, $.01 par value per share........   1,023,802(1)        $9.96875          $10,206,027              $2,695
====================================================================================================================================

(1) The shares being registered by this registration statement include(i)
484,429 shares of common stock sold by SafeScience in March 2000 to various purchasers in a private placement under the terms of a Securities Purchase
Agreement dated March 29, 2000, (ii) 108,996 shares of common stock that may be issued by SafeScience under closing warrants issued to the purchasers in the private placement, (iii) 430,377 shares of common stock that may be issued by SafeScience under adjustable warrants issued to the purchasers in the private placement, and (iv) pursuant to Rule 416 of the Securities Act, an indeterminate number of additional shares that may be issued under the terms of the above mentioned warrants as a result of anti-dilution provisions, stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c), based upon the average of the high and low sales prices on April 27, 2000, as reported by the Nasdaq SmallCap Market.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED APRIL 28, 2000


                                1,023,802 SHARES


                                     [LOGO]


                                  COMMON STOCK


     These shares of common stock are being offered and sold from time to time by certain of our current shareholders. These shares include shares issuable upon exercise of warrants issued by us in March 2000.

     The selling shareholders may sell the shares from time to time at fixed prices, market prices or at negotiated prices, and may engage a broker or dealer to sell the shares. For additional information on the selling shareholders' possible methods of sales, you should refer to the section of this prospectus entitled "Plan of Distribution" on page 47. We will not receive any proceeds from the sale of the shares, but will bear the costs relating to the registration of the shares.

     Selling stockholders identified in this prospectus are offering all of these shares and will receive all of the proceeds of this offering. Our common stock is listed on the Nasdaq SmallCap Market under the symbol "SAFS." The closing price for our common stock on the Nasdaq SmallCap Market on April 27, 2000 was $10.00 per share.

                                 ---------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                 ---------------


     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                 ---------------



                      The date of this prospectus is , 2000

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary............................................................ 1
Risk Factors.................................................................. 5
Note on Forward Looking Statements............................................11
Use of Proceeds...............................................................11
Dividend Policy...............................................................11
Capitalization................................................................12
Market Price of our Common Stock..............................................13
Selected Financial Data.......................................................14
Management's Discussion and Analysis of Financial Condition and Results of
  Operations....                ............................................. 15
Business......................................................................19
Management....................................................................28
Certain Transactions..........................................................37
Selling Stockholder...........................................................39
Principal Stockholders........................................................41
Description of Capital Stock..................................................42
Shares Eligible for Future Sale...............................................46
Plan of Distribution..........................................................47
Legal Matters.................................................................48
Experts.......................................................................48
Where You Can Find More Information...........................................48
Index to Consolidated Financial Statements...................................F-1




         We own or have rights to trademarks that we use in conjunction with the sale of our products. "SafeScience," our logo, "Elexa" are our trademarks. All other trade names and trademarks used in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

         This is only a summary and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and our financial statements and the notes thereto included elsewhere in this prospectus.

                                SAFESCIENCE, INC.

         INTRODUCTION. We are a biotechnology company engaged in developing pharmaceutical products for cancer treatment, as well as introducing a line of high-performance, non-toxic agricultural, consumer and industrial products under the SafeScience(R) brand name. We have begun selling a line of cleaning products through local and national supermarket, drug, mass merchandise and industrial channels, and expect to introduce additional product categories in the near future. We also expect to launch environmentally friendly agricultural products, beginning with a biofungicide (principally for grapes and other high-value per acre crops) subject to approval by or registration with state regulatory and federal environmental protection authorities. We believe that our business model is unique among biotechnology companies because we are jointly pursuing longer-term development of cancer remedies, while simultaneously selling and/or developing a line of SafeScience(R) consumer and agricultural products.

         We are headquartered in Boston and currently have approximately 50 employees. As our operations have grown, we have added new professionals to our executive management team. We have recently hired a Chief Financial Officer and a Chief Operating Officer, each of whom brings over 20 years experience in corporate finance, and operations and consumer products, respectively.

         PHARMACEUTICAL PRODUCTS. The leading product in our drug development pipeline, GBC-590, is designed to reduce primary tumors, the growth of cancerous tumors, and the spread of cancer cells in prostate, pancreatic, colorectal, and liver cancer patients.

         GBC-590, a rationally designed carbohydrate molecule, acts by binding to Galectin 3 receptors on cancer cells and has been shown to shrink primary tumors and inhibit metastasis in animal models. In its Phase I human testing, the drug was found to be well tolerated at all administered dose levels. We expect to commence Phase IIA clinical trials of GBC-590 for prostate, pancreatic, colorectal, and liver cancers in 2000, subject to institutional review board (IRB) approval, and have targeted the following sites:

     o    MD Anderson Cancer Center in Houston, Texas;

     o    Beth Israel/Deaconess Hospital in Boston, Massachusetts;

     o    University of Chicago Pritzker School of Medicine;

     o    the University of Rochester; and

     o    Christiana Healthcare in Wilmington, Delaware.

         IRB approval has been received at the Pritzker School of Medicine, Beth Israel/Deaconess and Christiana Healthcare. Upon full patient enrollment, we expect Phase IIA trials to be completed within approximately six to twelve months. Each of the clinical trials for the four indications (prostate, pancreatic, colorectal, and liver cancers) will have approximately 20 patients. Subject to the results of our Phase IIA trials, we plan to conduct Phase IIB/Phase III clinical trials for all four indications subsequent to review and analysis of the Phase IIA data. We have retained Covance Inc., a leading clinical trial research organization in the U.S., to assist in conducting these studies.

         CONSUMER AND COMMERCIAL PRODUCTS. We are pursuing commercialization of our SafeScience(R) line of household and institutional cleaning products, which are designed to promote a chemically-safe environment within the home, office, school, hospital and other institutional settings. The first major retailer to stock the SafeScience(R) consumer line was Sainsbury plc's New England based subsidiary, Shaw's supermarkets, which currently has approximately 124 locations, commencing in the third quarter of 1999. At present, eight products are included in the Shaw's program: liquid laundry detergent, kitchen cleaner, shower mist, dish detergent, all-purpose cleaner, glass/window cleaner, bathroom cleaner (tub/tile) and floor cleaner. We have recently introduced a line of insect repellents and garden products.

         In addition, in October 1999 we initiated a rollout of our products by selling through a major drug chain with approximately 4,200 locations nationally. We have entered into an agreement with another regional retailer to begin shipments of products in the second quarter of 2000.

         At Shaw's, SafeScience(R) products are positioned as the "category captain" displaying both the SafeScience brand and the retailer's own name. We intend to pursue relationships in which our products will be similarly positioned in other retail programs. We have entered into an agreement with Daymon Associates, Inc., a leading corporate branding and retail sales company, to market our products to supermarket, mass merchandise and drug store chains. This form of co-branding has three advantages for us:

     o    we benefit from existing store brand loyalty;

     o the retail partner shares in the promotion of the product, relieving us of certain expenses and most slotting fees; and

     o    we are able to build brand recognition.

         We believe that "SafeScience(R)" signifies more than simply another product line, by addressing and conveying a set of values related to chemical safety, food safety, human health and environmentalism. Independent test results have demonstrated that our consumer cleaning products and lead agricultural product are as effective as comparable, branded products. Our consumer cleaning products do not require a warning label as to toxicity and the products' retail prices are currently approximately 10-15% less than the branded equivalents.

         Our business was founded in 1992 to pursue carbohydrate-based pharmaceutical research for cancer therapeutics. In 1995, we merged with, Alvarada, Inc., a publicly-traded corporation having no active operations. In 1995, our management elected to pursue the dual strategy of emphasizing faster-to-market consumer and agricultural products while we pursued the longer approval cycle for the pharmaceuticals we were developing. We changed our name to SafeScience, Inc. in 1998. Our principal executive offices are located at 31 St. James Avenue, 8th Floor, Boston, MA 02116 and our telephone number is (617) 422-0674.

                                  THE OFFERING


Common stock offered by selling shareholders (1).........1,023,802 shares


Common stock to be outstanding after the offering(2)(3)..18,270,884 shares


Use of proceeds..........................................All proceeds from the sale of the shares of
                                                         common stock in this
                                                         offering will be
                                                         received by the selling
                                                         stockholders. We will
                                                         receive $1,746,059 if
                                                         the warrants held by
                                                         the selling
                                                         stockholders are
                                                         exercised in full and
                                                         the exercise price is
                                                         paid in cash. These
                                                         funds will be used for
                                                         general corporate
                                                         purposes. See "Use of
                                                         Proceeds."

Nasdaq SmallCap Market Symbol............................SAFS



(1) Includes (i) 484,429 shares of common stock, (ii) 108,996 shares of common stock issuable upon the exercise of closing warrants, and (iii) 430,377 shares of common stock issuable upon the exercise of adjustable warrants.

(2)     Based on the number of shares actually outstanding on April 14, 2000.

(3) Includes all the shares being offered pursuant to this prospectus and excludes, as of April 14, 2000, (i) 541,294 shares of common stock issuable on the exercise of outstanding options at a weighted average price $11.24 per share, (ii) 150,758 shares of common stock issuable on the exercise of outstanding warrants at a weighted average price of $13.20 per share, and (iii) 1,047,777 shares of common stock available for future issuance under our 1998 Stock Option Plan and 2000 Stock Incentive Plan. See "Management -- 1998 Stock Option Plan" and "--2000 Stock Incentive Plan."

                       SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth our consolidated statement of operations data for the periods presented and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. The summary pro forma balance sheet data reflects the issuance of 679,354 shares of common stock in March 2000 for net proceeds of $8.5 million.

                                                                          YEARS ENDED DECEMBER 31,
                                                                          ------------------------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                         1995         1996          1997          1998         1999
                                                         ----         ----          ----          ----         ----
  CONSOLIDATED STATEMENT OF OPERATIONS DATA:

  Revenue ........................................             --            --           --            --        1,369
  Cost of goods sold .............................             --            --           --            --        1,411
  Gross loss......................................             --            --           --            --         (42)

  Loss from operations  ..........................          (647)       (2,213)      (4,818)       (6,595)     (12,647)
  Net loss .......................................          (676)       (2,300)      (4,734)       (6,474)     (12,302)
  Net loss per share:  ...........................
     Basic and diluted net loss per share ........         (0.09)        (0.26)       (0.43)        (0.50)       (0.77)
     Basic and diluted weighted average
        common shares outstanding ................      7,290,615     8,700,146   11,022,577    13,000,259   16,060,783


                                                                                                   DECEMBER 31, 1999
                                                                                                   -----------------
                                                                                              ACTUAL               PRO FORMA
                                                                                              ------               ---------
                                                                                                                   UNAUDITED
                                                                                                     (IN THOUSANDS)
  CONSOLIDATED BALANCE SHEET DATA:

  Cash and equivalents ...................................................                   $ 3,377                $11,882
  Working capital ........................................................                     3,218                 11,723
  Total assets  ..........................................................                     5,670                 14,175
  Total stockholders' equity..............................................                   $ 4,521               $ 13,026


                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

         WE HAVE EXPERIENCED SIGNIFICANT OPERATING LOSSES THROUGHOUT OUR HISTORY, EXPECT THESE LOSSES TO CONTINUE AND WE MAY NOT ACHIEVE PROFITABILITY IN THE FUTURE

         We began operations more than seven years ago and began to generate revenue only in the second quarter of 1999. Through the year end December 31, 1999, we have only generated $1,369,000 from product sales. We have incurred approximately $26.7 million of operating losses since our inception, including $12.3 million in the year ended December 31, 1999. Our operating losses can be expected to continue for the foreseeable future.

         MANY OF OUR PRODUCTS ARE STILL IN DEVELOPMENT AND THERE ARE UNCERTAINTIES ASSOCIATED WITH RESEARCH AND DEVELOPMENT ACTIVITIES AND WE MAY BE UNABLE TO BRING NEW PRODUCTS TO MARKET

         Many of our proposed products require further research, development, laboratory testing, regulatory approval and/or demonstration of commercial scale manufacturing before they can be proven to be commercially viable. Many of these proposed products are in the development stage and are subject to the risks inherent in the development of new products, particularly those products based upon biotechnology. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Such reasons include the possibilities that potential products are found during testing to be ineffective, that they fail to receive necessary regulatory approvals, are difficult or uneconomical to manufacture on a large scale, fail to achieve market acceptance or are precluded from commercialization by proprietary rights of third parties. We cannot predict with any degree of certainty when, or if, the research, development, testing and/or regulatory approval process for our proposed products will be completed. Our product development efforts may be unsuccessful, required regulatory approvals from U.S. or foreign authorities may not be obtained, and products, if introduced, may not be capable of being produced in commercial quantities at reasonable costs or be successfully marketed. The failure of our research and development activities to result in any commercially viable products or technologies would materially adversely affect our future prospects.

         WE DERIVE ALMOST ALL OF OUR REVENUES FROM A SMALL NUMBER OF CUSTOMERS AND OUR REVENUES MAY DECLINE SIGNIFICANTLY IF ANY CUSTOMER CANCELS OR DELAYS A PURCHASE OF OUR PRODUCTS

         We derive the majority of our revenues from a small number of customers. Our business would be seriously harmed if we do not generate as much revenue as expected from these customers or if any of these customers cease purchasing our products. For the year ended December 31, 1999, 96% of our revenues came from four customers. Present and future customers may terminate their purchasing arrangements with us or significantly reduce or delay their orders. The loss of any one of our major customers or the delay of significant orders from such customers, even if only temporary, could reduce or delay our recognition of revenues, harm our reputation in the industry and reduce our ability to accurately predict cash flow, and, as a consequence, could seriously harm our business, financial condition and results of operations.

         IF WE ARE UNABLE TO SECURE A PATENT ON OUR CANCER DRUG GBC-590 OR IF EXISTING PATENTS IMPAIR OUR RIGHTS TO OUR CANCER DRUG, OUR ABILITY TO GENERATE REVENUES FROM GBC-590 WOULD BE SEVERELY HARMED

         We rely significantly upon proprietary technology. To the extent that we currently rely upon unpatented, proprietary technology, processes and know-how and the protection of such intellectual property by confidentiality agreements, others may independently develop similar technology and know-how or confidentiality may be breached.

         We have applied for a patent on GBC-590 but no patent has been issued. Our GBC-590 technology may not be granted patent protection, and may infringe on patents owned by others. A patent has been granted on a compound which is similar to GBC-590, the claims of which conflict with certain of the claims in the GBC-590 patent application. The degree of patent protection, if any, we will obtain for GBC-590 is unclear. The patent on GBC-590 may in fact not be granted or, if granted, it may be limited in such a way as to materially affect our ability to produce, market and sell GBC-590.

         Any claims against us or any purchaser or user of our products or patents, including GBC-590, asserting that our products or patents infringe or may infringe proprietary rights of third parties, if determined adversely to us, could have a material adverse effect on our business, financial condition or results of operations. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays, disrupt our relationships with our customers or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our operating results. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In the event a claim against us is successful and we cannot obtain a license to the relevant technology on acceptable terms, license a substitute technology or redesign our products to avoid infringement, our business, financial condition and results of operations would be materially adversely affected.

         WE DEPEND ON TECHNOLOGY LICENSED TO US BY THIRD PARTIES AND IF WE ARE UNABLE TO CONTINUE LICENSING THIS TECHNOLOGY WE MAY BE UNABLE TO SUSTAIN OR INCREASE OUR REVENUES

         We license technology from third parties for use with our products. We anticipate that we will continue to license technology from third parties in the future. This technology may not continue to be available on commercially reasonable terms, if at all. Some of the technology we license from third parties would be difficult to replace. The loss of any of these technology licenses would result in delays in the availability of our products until equivalent technology, if available, is identified, licensed and integrated. The use of replacement technology from other third parties would require us to enter into license agreements with these third parties, which could result in higher royalty payments and a loss of product differentiation.

         IF OUR PRODUCTS ARE NOT ACCEPTED BY THE AGRICULTURAL AND MEDICAL COMMUNITIES OUR BUSINESS WILL SUFFER

         Two of our three principal divisions are agricultural products and pharmaceuticals. Commercial sales of our proposed products in these areas, for use as fungicides or therapeutics, will substantially depend upon the products' efficacy and on their acceptance by the agricultural and medical communities. Widespread acceptance of our products will require educating the agricultural and medical communities as to the benefits and reliability of the products. Our proposed products may not be accepted, and, even if accepted, we are unable to estimate the length of time it would take to gain such acceptance.

         IF THE THIRD PARTIES WE RELY ON FOR MANUFACTURING OUR PRODUCTS ARE UNABLE TO PRODUCE THE NECESSARY AMOUNTS OF OUR PRODUCTS, DO NOT MEET OUR QUALITY NEEDS OR TERMINATE THEIR RELATIONSHIPS WITH US, OUR BUSINESS WILL SUFFER

         We do not presently have our own manufacturing operations, nor do we intend to establish any unless and until in the opinion of our management, the size and scope of our business so warrants. While we have established manufacturing relationships with several firms that we believe will provide the capability to meet our anticipated requirements for the foreseeable future, we have not entered into any long-term arrangements for manufacturing and such arrangements may not be obtained on desirable terms. Therefore, for the foreseeable future, we will be dependent upon third parties to manufacture our products.

         Our reliance on independent manufacturers involves a number of risks, including the absence of adequate capacity, the unavailability of, or interruptions in, access to necessary manufacturing processes and reduced control over delivery schedules. If our manufacturers are unable or unwilling to continue manufacturing our products in required volumes, we will have to identify acceptable alternative manufacturers. The use of a new manufacturer may cause significant interruptions in supply if the new manufacture has difficulty manufacturing products to our specifications. Further, the introduction of a new manufacturer may increase the variation in the quality of our products.

         WE FACE INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGES IN THE MARKETS IN WHICH WE COMPETE, AND OUR FAILURE TO SUCCESSFULLY COMPETE OR ADOPT TO CHANGING TECHNOLOGY COULD MAKE IT DIFFICULT TO ACQUIRE AND RETAIN CUSTOMERS

         Many companies, including large pharmaceutical, chemical, biotechnology and agricultural concerns, universities and other research institutions, with financial resources and research and development staffs and facilities substantially greater than ours, may develop or attempt to develop products that compete with our products. These companies may have the ability to devote far greater resources to researching, developing and marketing their products than we are able to do. In addition, the biotechnology industry is one in which technological change is extremely rapid. Our ability to anticipate changes in technology and industry standards together with regulatory changes and to successfully develop and introduce new and enhanced products on a timely basis will be significant factors in our ability to grow and remain competitive. Any products which we do develop may become technologically obsolete before we have had the ability to realize significant revenues or profits.

         OUR FAILURE TO MEET PRODUCT RELEASE SCHEDULES WOULD MAKE IT DIFFICULT TO PREDICT OUR QUARTERLY RESULTS AND MAY CAUSE OUR OPERATING RESULTS TO VARY SIGNIFICANTLY

         Delays in the planned release of our products may adversely affect forecasted revenues and create operational inefficiencies resulting from staffing levels designed to support the forecasted revenues. Our failure to introduce new products on a timely basis could delay or hinder market acceptance and allow competitors to gain greater market share.

         CERTAIN OF OUR BUSINESSES ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION AND FAILURE TO ACHIEVE REGULATORY APPROVAL OF OUR PRODUCTS WOULD SEVERELY HARM OUR BUSINESS

         The FDA regulates the manufacture, distribution and promotion of pharmaceutical products in the United States pursuant to the Federal Food Drug and Cosmetic Act and related regulations. We must receive premarket approval by the FDA for any commercial sale of our pharmaceutical products. Before receiving such approval we must provide proof in human clinical trials of the nontoxicity, safety and efficacy of our pharmaceutical products, which trials can take several years. Premarket approval is a lengthy and expensive process. We may not be able to obtain FDA approval for any commercial sale of our product. By regulation, the FDA has 180 days to review an application for approval to market a pharmaceutical product; however, the FDA frequently exceeds the 180-day time period. In addition, based on its review, the FDA may determine that additional clinical trials are required. We will not generate any revenues in connection with our pharmaceutical products unless and until we obtain FDA approval to sell our products in commercial quantities for human application.

         The investigation, manufacture and sale of agricultural products is subject to regulation by the EPA, including the need for approval before marketing, and by comparable foreign and state agencies. Few of our agricultural products, will be able to be commercially marketed for use either in the United States or other countries without first obtaining the necessary approvals. While we hope to obtain regulatory approvals for our proposed products, we may not obtain these approvals on a timely basis, if at all.

         REIMBURSEMENT PROCEDURES AND FUTURE HEALTHCARE REFORM MEASURES ARE UNCERTAIN AND MAY ADVERSELY IMPACT THE SALE OF OUR PHARMACEUTICAL PRODUCTS

         Our ability to sell our pharmaceutical products successfully will depend in part on the extent to which government health administration authorities, private health insurers and other organizations will reimburse patients for the costs of our pharmaceutical products and related treatments. In the United States, government and other third-party payers have sought to contain healthcare costs by limiting both coverage and the level of reimbursement for new pharmaceutical products approved for marketing by the FDA. In some cases, these payers may refuse to provide any coverage for uses of approved products to treat medical conditions even though the FDA has granted marketing approval. Healthcare reform may increase these cost containment efforts. We believe that managed care organizations may seek to restrict the use of new products, delay authorization to use new products or limit coverage and the level of reimbursement for new products. Internationally, where national healthcare systems are prevalent, little if any funding may be available for new products, and cost containment and cost reduction efforts can be more pronounced than in the United States.

         ISSUANCES OF OUR SECURITIES ARE SUBJECT TO FEDERAL AND STATE SECURITIES LAWS AND CERTAIN PRIOR OFFERINGS OF OUR SECURITIES MAY NOT HAVE COMPLIED WITH APPLICABLE SECURITIES LAWS

         Issuances of securities are subject to federal and state securities laws. Certain prior private placement offerings of our securities may not have complied with requirements of applicable state securities laws. In such situations a number of remedies may be available to regulatory authorities and stockholders who purchased securities in such offerings, including, without limitation, rescission rights.

         WE HAVE LIMITED MARKETING ARRANGEMENTS IN PLACE AND OUR SALES FORCE IS SMALL AND THUS MAY BE UNABLE TO INCREASE OR SUSTAIN OUR REVENUES

         We may be unable to enter into arrangements with one or more agricultural, chemical and/or pharmaceutical companies to market certain of our products on favorable terms, and may therefore seek to market such products through independent distributors. Any independent distributors through which we distribute such products may also market competitive products. We may not be able to enter into distribution arrangements with terms which are satisfactory to us. We have only recently begun to develop our own sales force and its size is presently limited and may be inadequate for the sales and marketing activities that we plan to undertake with respect to our products. Our ability to market and sell our products may be adversely affected if we are unable to identify, employ and retain suitably qualified sales and marketing personnel.

         OUR GROWTH MAY BE LIMITED IF WE ARE UNABLE TO RETAIN AND HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY

         Our success will depend on our ability to retain key employees and our continuing ability to attract and retain highly qualified scientific, technical and managerial personnel. Competition for such personnel is intense and we may not be able to retain existing personnel or attract qualified employees in the future. We have recently hired a Chief Financial Officer and Chief Operating Officer. At present, we employ approximately 50 full time employees and several part-time consultants. We depend upon the personal efforts and abilities of our officers and directors, and would be materially adversely affected if their services ceased to be available for any reason and comparable replacement personnel were not employed.

         THE BUSINESSES IN WHICH WE ENGAGE HAVE A RISK OF PRODUCT LIABILITY, AND IN THE EVENT OF A SUCCESSFUL SUIT AGAINST US, OUR BUSINESS COULD BE SEVERELY HARMED

         The testing, marketing and sale of agricultural and pharmaceutical products entails a risk of product liability claims by consumers and others. While we currently maintain product liability insurance which we believe to be adequate, such insurance may not continue to be available at a reasonable cost or may not be sufficient to fully cover any potential claims. In the event of a successful suit against us, the lack or insufficiency of insurance coverage could have a material adverse effect on our business and financial condition.

         WE ARE CONTRACTUALLY OBLIGATED TO ISSUE SHARES IN THE FUTURE, DILUTING YOUR INTEREST IN US

         We have entered into agreements with Strong River Investments, Inc. and Montrose Investments, Ltd. which obligate us to issue additional shares of common stock and warrants to purchase shares of common stock subject to certain conditions, including market capitalization, trading volume and share price conditions. In addition, pursuant to adjustable warrants we have issued to Strong River Investments and Montrose Investments we are required to issue additional shares of our common stock at $.01 per share, the number of such shares to be determined by a formula based on the then market price per share compared to the $14.45 per share purchase price paid by such entities. As of April 14, 2000 there are outstanding and exercisable options to purchase approximately 541,294 shares of common stock, at a weighted average exercise price of $11.44 per share. Moreover, we may in the future issue additional shares to raise capital, acquire other companies or technologies, to pay for services, or for other corporate purposes. Any such issuances will have the effect of further diluting the interest of the purchasers of the shares being sold in this offering.

         IF THE SELLING STOCKHOLDERS ENGAGE IN SHORT SELLING TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THEIR ADJUSTABLE WARRANTS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE

         Montrose Investments Ltd. and Strong River Investments, Inc. each owns an adjustable warrant that will vest on three dates determined by the selling stockholders over a period up to 18 months following the effectiveness of this registration statement. The number of shares that will be issuable at each vesting date will be determined according to a formula in which the number of shares issuable will be greater the lower the price of our common stock. Since the exercise price of the adjustable warrants is only $.01 per share, the selling stockholders have an incentive to sell short our common stock prior to each vesting date in order to cause the market price of our common stock to decline and greater number of shares to vest under the adjustable warrants. The selling stockholders could then exercise their adjustable warrants and use the shares of common stock received upon exercise to cover their short positions. The selling stockholders could thereby profit by the decline in the market price of the common stock caused by their short selling.

         THE TERMS OF OUR ADJUSTABLE WARRANTS MUST COMPLY WITH THE LISTING REQUIREMENTS OF THE NASDAQ SMALLCAP MARKET OR OUR COMMON STOCK AND LIQUIDITY WOULD DECLINE

         To remain listed for trading on the Nasdaq SmallCap Market, we must abide by Nasdaq's rules regarding the issuance of "future priced securities." These rules apply to our adjustable warrants because additional shares of our common stock are issuable upon exercise based on a future price of our common stock.

         Nasdaq rules regarding future priced securities prohibit an issuer of listed securities from issuing 20% or more of its outstanding capital stock at less than the greater of book value or then current market value without obtaining prior stockholder consent. The number of shares issuable upon exercise of the adjustable warrants could exceed 20% of the number of our outstanding shares if the price of our common stock is substantially lower than $14.45 per share as of the vesting dates of the adjustable warrants. Although we did not obtain stockholder consent prior to issuing the adjustable warrants, we believe that Nasdaq will not delist our shares if we obtain shareholder approval before the adjustable warrants are actually exercised for a number of shares exceeding 20% of our outstanding shares. This is because the adjustable warrants contain provisions that (1) prohibit us from issuing a number of shares upon exercise that would exceed 19.999% of our outstanding shares, and (2) prevent the shares issued from being voted to approve the adjustable warrants. However, if Nasdaq disagrees with our interpretation of its rules, Nasdaq could delist our common stock from the Nasdaq SmallCap Market.

         If Nasdaq delisted our common stock, we would likely seek to list our common stock for quotation on a regional stock exchange. However, if we are unable to obtain listing or quotation on such market or exchange, trading of our common stock would occur in the over-the-counter market on an electronic bulletin board for unlisted securities or in what are commonly known as the

"pink sheet." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, or common stock.

         IF A SIGNIFICANT NUMBER OF SHARES BECOME AVAILABLE FOR SALE AFTER THIS OFFERING, OUR STOCK PRICE COULD DECLINE

         Many shares of common stock presently issued and outstanding are "Restricted Securities" as that term is defined in Rule 144 promulgated under the Act. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period may sell, within any three month period, an amount which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares, under certain circumstances, without any quantity limitation, by persons who are not affiliates of SafeScience and who have beneficially owned the shares for a minimum period of two years. The possible sale of these restricted shares may, in the future, increase the number of free-trading shares and may have a depressive effect on the price of our securities. Moreover, such sales, if substantial, might also adversely effect our ability to raise additional equity capital. For more information on securities available for future sale, see "Share Eligible for Future Sale."

         BECAUSE OUR CURRENT MANAGEMENT CONTROLS A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK, THEY HAVE SUBSTANTIAL CONTROL OVER US

         The holders of the common stock do not have cumulative voting rights. Two of our executive officers, who are also Directors of SafeScience, own approximately 32% of the outstanding shares of common stock. These stockholders can substantially influence all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could materially adversely affect our stock price.

         THE PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES BY YOU

         The market price of the common stock, which is traded on the National Association of Securities Dealers Automated Quotation (NASDAQ - Small Cap) has been, and may continue to be, highly volatile. The stock market has from time to time experienced extreme price and volume fluctuations, particularly in the biotechnology sector, which have often been unrelated to the operating performance of particular companies. In addition, factors such as announcements of technological innovations or new products, either by us or by our competitors or third parties, as well as market conditions within the various industries in which we compete, may have a significant impact on the market price of our common stock.

         AN INVESTMENT IN OUR STOCK IS SPECULATIVE AND ENTAILS A HIGH DEGREE OF RISK

         There is nothing at this time upon which to base an assumption that our plans for our business will prove successful. If our plans prove unsuccessful, the purchasers of the shares being sold in this offering may lose all or a substantial part of their investment. Our operations are subject to numerous risks associated with the development of agricultural, consumer and pharmaceutical products, including the competitive and regulatory environment in which we operate. In addition, we may encounter unanticipated problems, including manufacturing, distributing and marketing difficulties, some of which may be beyond our financial and technical abilities to resolve. The failure adequately to address such difficulties could have a material adverse effect on our prospects and our financial condition.

         WE HAVE NOT PAID AND DO NOT INTEND TO PAY ANY DIVIDENDS

         To date, we have not paid any cash dividends on our common stock. Our Board of Directors does not intend to declare any cash dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations. Furthermore, as we may be required to obtain additional financing, there may be restrictions on our ability to declare any cash dividends on common stock in the future.

                       NOTE ON FORWARD-LOOKING STATEMENTS

         Forward-looking statements are made throughout this prospectus. Typically, the use of the words "believe", "anticipate", "plan", "expect", "seek", "estimate" and similar expressions identify forward-looking statements. Unless a passage describes a historical event, the statement should be considered a forward-looking statement. In keeping with the "Safe Harbor" provision of the Private Securities Litigation Reform Act of 1995, it should be noted that forward-looking statements regarding our future expectations and projections are not guarantees of future performance. They involve risks, uncertainties and assumptions, and many of the factors that will determine our future results are beyond our ability to control or predict. Therefore, actual results may differ significantly from those suggested by forward-looking statements. These risks include those detailed under the heading "Risk Factors " described in the preceding pages and elsewhere in this prospectus.

                                 USE OF PROCEEDS

         All of the proceeds from the sale of the shares of common stock in this offering will be received by the selling stockholders. We will receive $1,746,059 if the warrants held by the selling stockholders are exercised in full and the exercise price is paid in cash. Proceeds from such warrant exercises, if any, will be used for general corporate purposes.

                                 DIVIDEND POLICY

         We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to fund the development and growth of our business and do not currently anticipate paying any cash dividends in the foreseeable future. Future dividends, if any, will be determined by our Board of Directors after taking into account various factors, including our financial condition, operating results, and current and anticipated cash needs.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of December 31, 1999:

         o    on an actual basis; and

         o on a pro forma basis to give effect to the issuance of 679,354 shares of common stock in March 2000 for net proceeds of $8.5 million.

         The information set forth below is unaudited and should be read in conjunction with our Consolidated Financial Statements and Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                                                    AS OF DECEMBER 31, 1999
                                                                                           -----------------------------------------

                                                                                                      Actual            Pro Forma
                                                                                           -------------------- --------------------
Stockholders' equity
    Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued and
                 outstanding.............................................................                  -                    -
    Common stock, $.01 par value, 100,000,000 shares authorized; actual issued
                 16,835,923, pro forma 17,515,277 shares.................................            168,359              175,153
    Additional paid-in capital...........................................................         34,388,615           42,886,821
    Note receivable from issuance of common stock........................................         (3,343,750)          (3,343,750)
    Accumulated deficit..................................................................        (26,692,107)         (26,692,107)
                                                                                           -------------------- --------------------
         Total stockholders' equity......................................................          4,521,117           13,026,117
                                                                                           -------------------- --------------------


         Total capitalization............................................................        $ 4,521,117         $ 13,026,117
                                                                                           ==================== ====================

         The table above excludes as of December 31, 1999:

         o 585,424 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $10.42 per share under our 1998 Stock Option Plan;

         o 75,000 shares of common stock subject to outstanding warrants at a weighted average exercise price of $10.40 per share; and

         o 47,777 shares of common stock available for future issuance under our 1998 Stock Option Plan.

                        MARKET PRICE OF OUR COMMON STOCK

         The following table sets forth, for the periods indicated, the range of the high and low closing sales prices per share of our common stock as reported on the Nasdaq SmallCap Market through April 27, 2000.

                                                       HIGH             LOW
                                                       ----             ---

           1998
              First Quarter.......................      5.25            3.50
              Second Quarter......................      7.50            4.13
              Third Quarter.......................      6.31            2.88
              Fourth Quarter......................      8.00            4.25

           1999
              First Quarter.......................      9.63            4.75
              Second Quarter......................     23.75            9.50
              Third Quarter.......................     29.00           14.50
              Fourth Quarter......................     20.88           11.63

           2000
              First Quarter ......................     18.88           11.63
              Through April 27, 2000..............     12.19            8.50

         On April 27, 2000, the closing sales price per share for our common stock as reported on the Nasdaq SmallCap Market was $10.00. On April 14, 2000, our common stock was held by approximately 7,300 holders of record or through nominees in street name accounts with brokers.

                             SELECTED FINANCIAL DATA

         The following selected financial data are derived from our consolidated financial statements. The consolidated statement of operations data for the fiscal years ended December 31, 1997, 1998 and 1999, and the consolidated balance sheets data at December 31, 1998 and 1999, are derived from our consolidated financial statements, which have been audited by Arthur Andersen, LLP, independent auditors, and are included in this prospectus. The consolidated balance sheet data at December 31, 1997 are derived from our consolidated financial statements, which have been audited by Arthur Andersen, LLP, independent auditors, and are not included in this prospectus. The consolidated statements of operations data for the fiscal years ended December 31, 1995 and 1996, and the consolidated balance sheets data at December 31, 1995 and 1996 are derived from our consolidated financial statements, which have been audited by Williams & Webster, P.S., independent auditors, and are not included in this prospectus. When you read this selected consolidated financial data, it is important that you also read the historical consolidated financial statements and related notes included in this prospectus, as well as the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical results are not necessarily indicative of the operating results to be expected in the future.

                                                                       YEARS ENDED DECEMBER 31,
                                                      ------------------------------------------------------------
                                                         1995         1996         1997          1998         1999
                                                      ----------   ----------   ----------    ----------   -------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
  STATEMENT OF OPERATIONS DATA:

  Revenue .......................................     $    -       $    -       $    -        $    -       $     1,369
  Cost of goods sold ............................          -            -            -             -             1,411
                                                      ------------ ------------ ------------- ------------ ------------
  Gross loss ....................................          -            -            -             -              (42)
                                                      ------------ ------------ ------------- ------------ ------------

  Sales and marketing ...........................               -            -             -           82        3,195
  Research and development ......................             155        1,095         2,149        1,889        2,713
  General and administrative ...................              492          559         1,286        2,625        3,882
  Stock-based compensation   ....................               -          559         1,382        1,999        2,815
                                                      ------------ ------------ ------------- ------------ ------------
       Total operating expenses .................             647        2,213         4,817        6,595       12,605
                                                      ------------ ------------ ------------- ------------ ------------

  Operating loss ................................           (647)      (2,213)       (4,817)      (6,595)     (12,647)

  Other income (expense), net ...................            (29)         (87)            84          121          345
                                                      ------------ ------------ ------------- ------------ ------------
     Net loss ...................................     $     (676)  $   (2,300)  $    (4,734)  $   (6,474)  $  (12,302)
                                                      ------------ ------------ ------------- ------------ ------------

  Basic and diluted net loss per share...........     $    (0.09)  $    (0.26)  $     (0.43)  $    (0.50)  $    (0.77)
  Basic and diluted weighted average common
     shares outstanding..........................       7,290,615    8,700,146    11,022,577   13,000,259   16,060,783

  BALANCE SHEET DATA:

  Cash and equivalents ..........................     $       250  $       445  $      2,594  $     3,439  $     3,377
  Working capital ...............................             290          272         2,181        3,095        3,218
  Total assets ..................................             308          489         2,907        3,969        5,670
  Total stockholders' equity (deficit) ..........           (271)          298         2,443        3,500        4,521


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion and analysis together with "Selected Financial Data" and our financial statements and the notes to those statements included elsewhere in this prospectus.

RESULTS OF OPERATIONS: DECEMBER 31, 1999 VERSUS DECEMBER 31, 1998

           Revenues increased from $0 for the year ended December 31, 1998 to $1,368,513 for the year ended December 31, 1999 and consisted of sales of our household products. During 1999 we commenced a new program utilizing co-branding of our household products with the second largest regional supermarket chain in New England. In addition, we introduced a private label line of products with a major pharmacy chain in the U.S. We also sold products through our participation in a barter for advertising media program.

           Cost of goods sold for the year ended December 31, 1999 was $1,410,731, compared to $0 in 1998. Cost exceeded revenues for the period by $42,218. The increase was primarily due to freight and warehousing costs of $126,177 associated with operations of a warehouse to service local accounts, delivery of sample product to potential customers and representatives, and additional freight expense incurred in shipping less than truckload quantities to distant warehouse locations. Start-up costs for new products were significantly affected by expedited production to meet delivery schedules.

           General and administrative expenses increased to $6,500,041 for the year ended December 31, 1999 from $4,339,093 for the year ended December 31, 1998, an increase of $2,160,948 or 49.8%. This increase was principally attributable to a combination of additional administrative compensation costs and related employee benefits expenses resulting from our new product lines, including an increase in the number of employees and increased travel expenses due to our efforts to expand our distribution network. Non-cash compensation to various consultants and advisors of $2,618,257 in 1999 and $1,713,918 in 1998 resulted from the issuance of stock grants; stock options and warrants to purchase common stock.

           Sales and marketing expenses increased $3,112,796 from $81,793 for the year ended December 31, 1998 to $3,194,589 for the year ended December 31, 1999. Advertising and promotion expenses totaled $1,255,795 for the year ended December 31, 1999. This includes amounts expended on a multi-media advertising campaign that introduced our entire line of products as well as assisted the promotional activities of two major customers. In addition, during 1999 we built a marketing staff of experienced managers in consumer, industrial and agricultural products. Sales and marketing employees increased from four in 1998 to 22 employees who were directly involved in marketing, promotion and customer support.

           Research and development expenses increased to $2,910,299 for the year ended December 31, 1999 from $2,174,400 for the year ended December 31, 1998, an increase of $735,899 or 33.8%. This increase was principally attributable to our ongoing research activities on GBC-590, our lead pharmaceutical compound. Included in research and development costs are $197,143 in 1999 and $285,294 in 1998 of non-cash compensation resulting from the issuance of stock grants, and stock options and warrants to purchase common stock.

           Interest income increased to $353,492 for the year ended December 31, 1999 from $122,173 for the year ended December 31, 1998, an increase of $231,319 or 189.3%. This increase was attributable to an increase in cash available for investment due to cash proceeds received from six private placements of our securities during 1999 and 1998 and interest charged on notes receivable from related parties.

           If non-cash compensation expenses were excluded from the results of operations, net loss for the years ended December 31, 1999 and 1998 would decrease from $(12,301,718) and $(6,473,505) to $(9,846,318) and $(4,474,293)
respectively. Loss per share for the periods would decrease from $(0.77) and $(0.50) to $(0.61) and $(0.34) respectively.

RESULTS OF OPERATIONS: DECEMBER 31, 1998 VERSUS DECEMBER 31, 1997

           General and administrative expenses increased to $4,339,093 for the year ended December 31, 1998 from $2,428,072 for the year ended December 31, 1997, a revenues sales and marketing increase of $1,992,894 or 82%. This increase was principally attributable to a combination of additional administrative compensation costs and related employee benefits expenses resulting from our increased research and development activities, and marketing and product promotion, an increase in the number of employees, increased travel expenses due to our efforts to build worldwide distribution, and additional costs associated with shareholder and public relations. Compensation payments to various consultants and advisors of $1,141,750 in 1997 and $1,713,918 in 1998 resulted from the issuance of stock grants; stock options and warrants to purchase common stock.

           Research and development expenses decreased to $2,174,400 for the year ended December 31, 1998 from $2,390,021 for the year ended December 31, 1997, a decrease of $215,621 or 9.0%. This decrease was principally attributable to our discontinuance of certain subcontracted research activities in 1998. Included in research and development costs is $240,710 resulting from the issuance of stock grants, and stock options and warrants to purchase common stock.

           Interest income increased to $122,173 for the year ended December 31, 1998 from $83,618 for the year ended December 31, 1997, an increase of $38,555 or 46.1%. This increase was attributable to an increase in average cash available for investment due to cash proceeds received from two private placements of our securities during 1998.

LIQUIDITY AND CAPITAL RESOURCES

           Since inception, we have funded our operations primarily with the proceeds from debt and equity securities totaling approximately $23,875,000. For the year ended December 31, 1999, our operations utilized cash of $9,989,000 primarily to fund the operating loss. This use of cash was offset by equity financing that resulted in net proceeds of $10,939,000 to us. In 1998 our operations utilized cash of $4,493,000, which was offset by equity financings that resulted in net proceeds of $5,531,000.

           Capital expenditures for the year end December 31, 1999 were as follows:

                     Computer Software              $ 58,517
                     Office Equipment                 11,883
                     Motor Vehicle                    25,026
                     Furniture and Fixtures           95,601
                     Computer Equipment              165,068
                     Machinery and Equipment          68,955
                                                    --------
                                                   $ 425,050
                                                    ========

           We have no significant commitments for the purchase of equipment, product manufacturing or marketing efforts at present. We lease office facilities under an operating lease that ends in May 2004. Rent expense for this space will be approximately $296,000 in 2000. We may also have the ability to expand our space in our current location to meet our continuing needs; in such event, our annual rent expense would be subject to increase.

           We made loans to related parties totaling $ 574,177 during the year ended December 31, 1999.

           We have entered into various licensing agreements that require future cash payments. Aggregate future payments under licensing agreements are approximately $200,000 of which approximately $50,000 is payable in 2000.

           During the first quarter of 2000, we agreed to retain Covance Inc. for the purpose of conducting studies to evaluate the effect of GBC-590 in clinical trials. The duration of the pancreatic cancer study may cover approximately 25 months and may cost approximately $900,000. The colorectal cancer study may require 25 months and may cost approximately $1,650,000. A separate services agreement in support of our CAN-296 product in an amount up to $360,000 was executed on January 31, 2000.

         As of December 31, 1999, our cash balances were approximately $3,377,000, as compared to $3,439,000 as of December 31, 1998. We have no bank lines of credit or other commercial financing sources at present but may seek such sources in the future. It is not known whether additional funds could be borrowed from stockholders or other sources.

         During the first quarter of 2000, we raised $5,000,000 in a private placement offering of common stock whereby 346,021 shares were sold at $14.45 per share. These shares included a warrant to purchase 108,996 additional shares at $15.98 per share exercisable for five years, and a warrant to purchase shares at $0.01 per share, the number of shares to be determined in the future according to a formula based on the then price per share compared to the $14.45 common stock offering price. The purchasers have certain rights, including but not limited to, demand and piggyback registration rights, rights-of-first-refusal, and adjustments for certain events. Net proceeds from the offering were $4,625,000. The purchasers have a commitment to purchase up to $2,000,000 in additional shares upon the date at which the registration statement for the initial shares becomes effective, provided the date is no later than June 29, 2000. In addition, the purchasers have a commitment to purchase $7,000,000 in additional shares at the price equal to the lesser of (i) 110% of the average of the closing bid prices of our common stock for the four trading days preceding the closing date of the tranche and (ii) $16.00, with additional warrants within 190 to 210 days from the closing of the initial transaction subject to conditions, including but not limited to, market capitalization, trading volume, and share price conditions. The shares to which the purchasers have registration rights are being registered under this registration statement.

         Additionally, during the first quarter of 2000, we raised $4,000,000 in a private placement offering of common stock whereby 333,333 shares were sold at $12.00 per share. These shares included warrants to purchase 75,758 additional shares at $15.98 per share exercisable for five years. The purchasers have "piggyback" registration rights in any registered public offering of common shares by us subject to standard underwriter consent and cut-backs and lock-ups.

         As of March 31, 2000, our cash and cash equivalents was approximately $ 9,250,000.

         Our future is dependent upon our ability to obtain financing to fund our operations. We expect to incur substantial additional operating costs, including costs related to ongoing research and development activities, sales and marketing activities, preclinical studies and clinical trials. We believe that our existing funds will be sufficient to fund our operating expenses and capital requirements as currently planned through the end of 2000.

YEAR 2000

         We rely upon a diverse assortment of computer hardware and software, the integrated operation of which is essential to the successful implementation of our operations. In 1999, we began a comprehensive review of our information technology systems and other systems and equipment and developed a year 2000 implementation program. Full compliance and testing was completed before the end of 1999.

         Subsequent to the end of 1999, our operations are fully functioning and have not experienced any significant issues relating to the Year 2000. While we are encouraged by the result of our Year 2000 efforts, monitoring for any potential problems will continue throughout 2000.

         Although we do not believe that any continued exposure exists, we have a contingency plan for possible Year 2000 issues and will continue to update that plan based on assessments of any subsequent Year 2000 issues as additional information becomes available.

MARKET RISK

         We are exposed to market risk related to changes in interest rates as well as changes in currency exchange rates as measured against the U.S. dollar and each other which could positively or negatively affect results of operations and retained earnings. As of December 31, 1999, we have evaluated our risk and determined that any exposure to currency exchange is not significant to our overall consolidated financial results. There can be no assurance that our exposure will remain at these levels, especially in the event of significant and sudden fluctuations in the value of local currencies. We do not use derivative financial instruments for speculative or trading purposes.

INTEREST RATE SENSITIVITY

         We maintain short-term investments in an overnight money market account comprised of U.S. treasury bills. If market interest rates were to increase immediately and uniformly by 10% from levels that existed at December 31, 1999, the fair value of the portfolio would decline by an immaterial amount.

                                    BUSINESS

GENERAL

         SafeScience is a "responsible science" company. We have chosen a business model which spans multiple products, markets, industries and technologies, all united through a common goal exemplified in our mission "making chemical safety a lifestyle choice." We are focused on three distinct business segments: biotechnology, agricultural products, and consumer products tied together with a branding and marketing strategy. We have unified these seemingly disparate businesses by seeking to fill an important need which exists in many areas of modern life: to provide safe alternatives to products which include hazardous chemicals. This concept is embodied in the word "SafeScience", which is an idea and a lifestyle as well as a brand. Our mission is to build a comprehensive world brand that introduces chemical safety and product performance to human therapeutics and to many aspects of consumer, institutional and agricultural life.

         We began as a carbohydrate chemical company, and continue to build on carbohydrate technology. Yet we have expanded our efforts to research, develop and market products beyond carbohydrate chemistry and into many other safe and innovative technologies, and are seeking to build a world brand based on our own products as well as technology we have licensed from or developed with strategic partners. All our products seek to achieve competitive standards of performance, as well as a strong environmental, health and safety profile. The SafeScience brand currently encompasses agricultural products, as well as, products for the consumer and institutional markets.

         We believe that the SafeScience trademark is an important asset. The mark has been registered in the United States and is in the process of registration in major markets throughout the world. It communicates our mission and identity, creating the foundation for a world brand which identifies not only products but the core principle behind them. The message of the SafeScience brand has attracted retailers, distributors, consumers, scientists and development partners to us, allowing us to grow through activities such as licensing, partnering and joint ventures in research and development. It has also allowed us to pursue a strategy which is novel in "corporate" or store branding: a "better-than brand" positioning. Historically, corporate or store brands have been marketed based purely on price since they are cheaper than leading brands. Co-branding with SafeScience allows a corporate brand to offer a qualitative difference, where "SafeScience" is used descriptively, not just as an identifier of origin.

SAFESCIENCE PRODUCTS, INC.

         We conduct our business through two wholly-owned subsidiaries. One subsidiary, SafeScience Products, Inc. ("SafeScience Products"), operates our consumer and institutional, agricultural, and horticultural products business. This subsidiary is also responsible for the marketing and brand management of all our products. SafeScience Products' consumer and institutional products currently for sale include an innovative line of safe, industrial-strength cleaning products, chemically safe consumer household cleaning products, a home and garden care line, and automotive care products.

         We recognized our first revenues in the second quarter of 1999 through sales of consumer cleaning and home and garden products through various retail channels. Additional products and product lines are in various stages of development. In the agricultural sector, SafeScience Products has developed and/or licensed an array of products that include a federal EPA-approved safe fungicide and a line of nutrient fertilizers. Additional fungicide, herbicide and insecticide products are in various stages of testing and development.

INTERNATIONAL GENE GROUP, INC.

         Our second subsidiary, International Gene Group, Inc. ("IGG"), develops human therapeutics. IGG has been focused on developing GBC-590, a complex carbohydrate designed to combat cancer tumors and metastasis. Phase IIA United States Food and Drug Administration ("FDA") clinical trials designed to determine the efficacy of GBC-590 for prostrate, pancreatic, colorectal, and liver cancer are expected to begin in 2000. Phase IIA trials for pancreatic cancer began in the second quarter of 2000. IGG has also developed CAN-296, a complex carbohydrate antifungal agent, which is being tested in animals to inhibit Candida infections.

         As part of SafeScience, IGG has the opportunity to be part of a revenue-generating group in which we believe the costs of research and development (which are frequently financed by investment) may partially be offset by revenues from the non-biopharmaceutical side of the business. At the same time, we believe that SafeScience Products' consumer products business can benefit from its affiliation with a company that is engaged in important scientific research validating it as a health/science oriented company, not simply a marketing organization.

BUSINESS STRATEGY

         We have developed our products through internal research and development, as well as, through licensing arrangements. This approach has allowed us to gain access to a significantly wider array of products than we would have been able to develop internally.

         Our current strategy is focused on gaining a strong foothold in markets for our cleaning products, and to commence marketing efforts of our home and garden products and obtain EPA approval and commence sales for Elexa Plant Defense Booster ("PDB") for the 2000 season.

         In connection with this strategy, we have retained Daymon Associates, a leading corporate branding and retail sales company, to represent our consumer cleaning products to its retailing clients internationally. Daymon Associates has a large customer base of supermarkets, drug stores and mass merchandisers and works with numerous chains internationally. Our alliance with Daymon Associates provides our products access to major supermarkets, mass merchandisers, drug chains, wholesale clubs and food services stores, on both a national and international level, thus allowing the SafeScience brand a broader range of exposure than would have been possible had we attempted to approach retailers on our own.

         We have begun efforts to penetrate specific sectors of the institutional market that seem particularly appropriate for our cleaning products, targeting large wholesalers that distribute to restaurants, prisons, hospitals, schools, hotels and office buildings.

         While SafeScience Products is bringing products to market in the consumer and institutional arenas, IGG, our subsidiary for human therapeutics, has completed Phase I of human trials in the FDA approval process for GBC-590. We plan to commence various human Phase IIA trials in 2000 for testing on prostate, pancreatic, colorectal and liver cancers. Phase IIA trials for pancreatic cancer began in the second quarter of 2000.

         Our near-term objectives are as follows: to build sales and revenues for our consumer products; to continue to expand our product lines by internal research and development, partnering and licensing; and to proceed through the various phases of FDA trials for our therapeutic products.

PRODUCTS

SAFESCIENCE PRODUCTS

         The business of SafeScience Products may be divided into three broad categories: consumer products, commercial products and agricultural products. All three categories of products are sold under the SafeScience(R) brand name. The agricultural products expected, subject to various regulatory approvals, to begin sales in 2000 include a fungicide known as Elexa Plant Defense Booster
(PDB). Products in development include an organically-based fungicide and outdoor and indoor bioinsecticides. Our consumer products include a line of chemically safe consumer household cleaning products and a home and garden care line. The commercial product line presently consists of chemically-safe, cleaning products.

         CONSUMER CLEANING PRODUCTS. We believe that the issue of chemical safety cannot be addressed in a meaningful way with a single product or even a single technology. From the consumer's perspective, chemical safety must be a lifestyle choice if it is to have a material impact on health. As the success of natural-food supermarkets has demonstrated, a key to consumers' adopting a new lifestyle is a "one-stop shopping" approach.

         We envision the SafeScience brand as one for which consumers can identify a wide range of products that fit the core value of chemical safety. Our goal is to build a product line to be offered to all consumers through multiple retail channels that ultimately can supply chemically-safe products for many consumer needs, which perform as well as leading brands and are competitively priced. This inclusive business model is designed to bring together the resources of numerous technologies and products, so as to build the SafeScience brand into a true lifestyle choice.

         We have addressed the problems concerning indoor environments with a line of chemically-safe cleaning products which have been shown to work as well as the leading brands in independent laboratory testing. SafeScience Healthy Cleaners are household cleaning products that offer leading-brand performance without the associated chemical hazards to human health or the environment. They are the result of many years of research, formulation, testing and use in industrial, institutional and municipal settings. Our cleaners are based on advanced surfactant technologies rather than harsh chemical solvents such as chlorine, ammonia and petroleum distillates. Surfactants are molecules that encapsulate dirt, reducing its adherence to surfaces so that it can be removed easily. Alternative solvents chemically dissolve substances and are harsh. Our cleaners contain a balanced blend of surfactants to address both safety and performance. Products include an All-Purpose Cleaner, Bathroom Cleaner, Window Cleaner, Floor Cleaner, Dish Liquid, Laundry Liquid, Shower Mist, Kitchen Cleaner and Exterior Cleaner. These products, which we have licensed, are presently available for sale.

         COMMERCIAL CLEANING PRODUCTS. The commercial cleaning market represents a significant opportunity for us. From hospitals to schools to office buildings, administrators have become sensitive to demands for clean indoor air. A growing body of evidence links a wide range of previously unidentified ailments, now referred to as Multiple Chemical Sensitivity ("MCS") and Sick Building Syndrome ("SBS"), to poor air quality in buildings. We are addressing the critical issue of indoor environments with a line of chemically-safe institutional cleaning products.

         The causes of sick buildings are numerous, ranging from poor ventilation and the presence of mites or fungal spores in older buildings, to chemicals off-gassed by office furniture, carpets and equipment which can be particularly concentrated inside new, airtight buildings. Cleaning products are now recognized as major contributors of indoor air pollutants. The EPA reports that "cleaning agents may emit volatile organic compounds ("VOC"s). Research shows that some VOCs can cause chronic and acute health effects at high concentrations, and some are known carcinogens." Our commercial cleaning products are industrial-strength cleaning concentrates that offer the performance of the leading brands, without the harsh chemicals, thus providing a non-hazardous alternative to petroleum-distillate based, chlorinated, caustic or high-VOC content products.

         We are focusing our marketing efforts on wholesalers who sell to specific industries including restaurants, prisons, hospitals, schools, hotels and office buildings. We particularly focused on the hospital industry, which has recently been targeted by the EPA as a major source of pollution. Mercury, in particular, has been marked as a problem, with the EPA citing the fact that three grams of mercury is enough to pollute a 60 acre lake. Sources of mercury in hospitals extend beyond thermometers and include many standard cleaning products that have been recently found to be contaminated with significant amounts of mercury. To address this concern, we have tested our commercial cleaning products at a major hospital. Those test results showed our products to be mercury free.

         Under the banner of the "SafeScience Environment," we are also reaching out to hotels, schools and office buildings such as the first "SafeScience Building", a 500,000-square-foot office building in Houston, Texas which is cleaning with our products on a trial basis. We are in discussion with several other municipalities and institutions, including a significant building management company. Some of these organizations have already begun ordering our products.

         Some of the major benefits of our products are their competitive performance, their non-corrosive and non-abrasive qualities, and the fact that they are not hazardous to human health and are biodegradable. These products have been tested and used by a major U.S. airline, metropolitan mass transit systems, schools, hospitals and the U.S. Armed Forces, among others under a licensor's trade name. Sales under the SafeScience(R) brand name began in the second quarter of 1999.

         AGRICULTURAL PRODUCTS. We are attempting to decrease reliance on toxic agricultural chemicals. Our principal agricultural product, Elexa PDB, is designed to improve a plant's natural ability to resist disease. Unlike traditional fungicides (i.e., chemicals which are toxins that function as agents to kill fungus directly) our lead fungicide product, Elexa PDB, contains carbohydrate compounds, or natural complex "sugars", that are known to have low toxicity and little impact on the environment.

         Our lead agricultural product, Elexa PDB, has been designed to inhibit the penetration and development of fungal pathogens in a variety of plants, including many important agricultural crops. In 1998 and 1999, Elexa PDB was tested in over 40 domestic and international field trials at several leading agricultural universities, at independent professional testing sites and through our overseas distributors. These trials showed that Elexa PDB is effective in grapes and cucumbers in eliciting the plant's own defenses against the commercially significant disease, powdery mildew. In 1999, Elexa PDB testing expanded to include melons, lettuce, strawberries, grapes, cucumbers, apples, zucchini and roses under both field and greenhouse conditions.

         Elexa PDB 1% formulation has been approved by the United States Environment Protection Agency, ("EPA"). However, we are still awaiting approval by both EPA and certain state pesticide regulatory agencies for the Elexa PDB 4% formulation. Subject to obtaining such approvals, we expect that sales of Elexa PDB may begin in 2000.

         HOME AND GARDEN PRODUCTS. We intend to sell a unique fertilizer delivery granule for lawn, garden and shrub care in both the consumer and agricultural markets. These granular fertilizer products include All-Purpose Garden, Acid Care, Fruit & Flower and Healthy Lawn. These granular fertilizers use technology in which nutrients are embedded within cellulose fiber granules that are biodegradable and facilitate the controlled release of nutrients to the plant or grass. The timed-release nitrogen formula promotes efficient plant uptake, minimizing the leaching of nitrogen into groundwater. The essential micronutrients, bioavailable potassium and specially processed humate also serve as an energy source for beneficial soil microorganisms. Field trials have been conducted and are continuing in the U.S. on grass. We expect to market several of these products for the growing season 2000.

INTERNATIONAL GENE GROUP

         THEORETICAL BACKGROUND. Cells recognize one another through pairs of complementary structures on their surface. A structure on one cell carries encoded biological information that a structure on another cell can decipher. While nucleic acids and proteins were previously recognized as the major classes of biological materials involved in cell recognition, it has recently been theorized (though not scientifically established) that carbohydrates play a role as well. The majority of a cell's surface components contain carbohydrate structures on the cell, which change characteristics as the cell develops, differentiates and sickens.

         It is contended that cell adhesion plays a key role in non-bacterial diseases, cancer and cancer metastasis. Metastasis is the process by which cancer cells spread throughout the body, beginning at the primary tumor. The spread of the cancer cells throughout the body is the main cause of death for cancer patients. These cells, once circulating in the bloodstream after their detachment from the primary tumor, must adhere to new cells in other parts of the body in order to proliferate to form new tumor colonies. Malignant cells may thus recruit the very adhesion molecules that are part of the body's natural defense mechanism to promote their own metastasis. We thus believe that drugs, which inhibit this process of adhesion, may therefore inhibit metastasis although this theory has not been scientifically established.

         COMPLEX CARBOHYDRATE SUBSTANCE (GBC-590). GBC-590 may offer a novel approach to controlling the progression of cancer, by disrupting the cellular recognition process of roaming cancer cells and preventing them from reattaching to each other and to normal tissue. The GBC-590 compound acts as a "molecular decoy" by recognizing specific substances called "lectins" on cancer cells, attaching itself to the lectins and preventing those cells from aggregating. GBC-590 may thus prevent or even reverse metastasis, while the body's immune system destroys the individual cancer cells marked with the carbohydrate molecule.

         Phase I clinical trials of GBC-590, at the MD Anderson Cancer Center in Houston, Texas and at Pennsylvania Oncology and Hematology Associates, an affiliate of the University of Pennsylvania - School of Medicine in Philadelphia, Pennsylvania, were completed in 1999. Phase I is intended to assess toxicity; GBC-590 was well tolerated in patients.

         There can be no assurances at present that injection with GBC-590 will prove effective in reducing or eliminating the spread of cancer in humans. We expect Phase IIA studies of GBC-590 to commence at the MD Anderson Cancer Center in Houston, Texas, Beth Israel/Deaconess Hospital in Boston, Massachusetts, the University of Chicago Pritzker School of Medicine in Chicago, Illinois and Christiana Healthcare in Wilmington, Delaware subject to IRB approval, in 2000. Phase IIA trials for pancreatic cancer began in the second quarter of 2000.

         CAN-296. CAN-296 is an anti-fungal agent derived from a naturally occurring complex carbohydrate, designed for treatment of Candida and Apsergillus infections. Candida, a common fungal disease, can take on two forms: deep-seated infections which can be fatal and superficial infections such as athlete's foot, skin infections and vaginitis. The former systemic Candida, as well as, Apsergillus infections are prevalent in immuno-suppressed patients including individuals undergoing cancer chemotherapy, and AIDS, leukemia and severe/progressed diabetes patients, as well as patients undergoing transplant surgery.

         Current therapies for Candida have been in the marketplace for more than 20 years and, when administered systemically, can have serious side effects. Despite substantial advances in patient care, there remains a 30-40% mortality rate from Candida in immuno-suppressed patients, and many strains of Candida have developed resistance to current anti-fungal agents.

         CAN-296 has been tested in vitro against many Candida pathogenic isolates including resistant strains and demonstrated superior efficacy. It killed or inhibited many fungal strains at concentrations lower than one microgram per milliliter. We may file an Investigational New Drug application ("IND") with the FDA during 2000. There are no assurances that application of CAN-296 will prove effective in reducing or eliminating Candida infection in humans, and there have been no clinical studies or tests conducted to prove such an effect.

MANUFACTURING

         We have established manufacturing and distribution relationships with several firms, that we believe will provide the capability to meet our anticipated requirements for the foreseeable future. Certain products under license from third parties are manufactured by the licensors, helping to ensure that the proper attributes are conveyed directly to the end products. We audit our contract-manufacturing firms for process capability, management control and for the capacity to scale-up production in the event that larger volumes of product are needed. Materials and components are selectively sourced from suppliers nationally. We have good working relationships with all our manufacturing associates and suppliers.

GOVERNMENT REGULATION

         Certain of our activities are subject to extensive federal and local laws and regulations controlling the development, testing, manufacture and distribution of pesticide and pharmaceutical products. The pharmaceutical products of our IGG subsidiary are subject to regulation as therapeutics by FDA, while many of our agricultural and home and garden products are regulated as fungicides, insecticides or herbicides by the EPA and state regulatory agencies. In addition, our products may also be subject to varying degrees of regulation by a number of foreign governmental agencies. Compliance with FDA and EPA regulations often results in substantial costs relating to laboratory and clinical testing of new products, for the preparation and filing of documents in required formats and for other testing. Moreover, there are no assurances that we will receive the approvals necessary to commercially market our products.

FOOD AND DRUG ADMINISTRATION REGULATION

         The FDA approval process consists of four steps that all new drugs, antibiotics and biologicals must follow. These steps are:

           1.  investigational new drug application
           2.  clinical trials
           3.  new drug application (review and approval)
           4.  post-marketing surveys

         In 1993 the FDA approved new procedures to accelerate the approval of certain new drugs and biological products directed at serious or life-threatening illnesses. These new procedures are intended to expedite the approval process for patients suffering from terminal illness, if the drugs subject to approval provide a therapeutic advantage over existing treatment. We believe that GBC-590 may fall under the FDA guidelines for accelerated approval, since they are targeted as potential treatments for cancer metastasis and primary tumors, although there can be no assurance that they will be subject to such accelerated approval standards.

         Human clinical trials are conducted in three phases, normally involving progressively larger numbers of patients. Phase I clinical trials are concerned primarily with learning more about the safety of a drug, by determining the drug's toxicity. Typically oncology related Phase I trials involve 20-40 patients, taking one to two years to complete. Phase I has been completed for GBC-590.

         Assuming the results of Phase I testing present no toxicity or unacceptable safety problems, Phase II trials may begin. The primary objective of this stage of clinical testing is to determine whether the drug is effective in treating the disease or condition for which it is intended. Phase II studies may take a year or longer and could involve 200 or more patients for each type of disease or illness tested. These studies are randomized controlled trials that also attempt to disclose short-term side effects and risks in people whose health is impaired. Patients with the disease or illness receiving the treatment will be compared against a control group. We intend to begin Phase IIA trials for GBC-590 in prostate, pancreatic, colorectal and liver cancer in 2000. Phase IIA trials for pancreatic cancer began the second quarter of 2000.

         The objective of Phase III is to develop information that will allow the drug to be marketed and used safely. Phase III trials involve hundreds of people with the objective of expanding on the research carried out in Phase II. Among the objectives of Phase III trial are to determine optimum dosage rates and schedules, to discover less common or even rare side effects and adverse reactions, and to generate information that will be incorporated into the drug's labeling and the FDA-approved guidelines to physicians and others about how properly to use the drug.

         The third step that is necessary prior to marketing a new drug is the New Drug Application (NDA) submission and approval. In this step, all the information generated by the clinical trials will be submitted for review and, if successful, the drug will be approved for marketing.

         The final step of the FDA approval process is the random surveillance or surveys of patients being treated with the drug to determine its long-term effects. This step has no effect on the marketing of the drug unless toxic conditions arise. The time required to complete all four of these steps averages seven years, but can take significantly longer. There is no assurance that we will ever receive FDA approval of any of our products.

ENVIRONMENTAL PROTECTION AGENCY APPROVAL

         Our subsidiary, SafeScience Products, is required to obtain the approval of the EPA before beginning to sell products which constitute fungicides, insecticides or herbicides.

         The EPA approval process begins with the design and initiation of tests to determine the chemistry of the compound being submitted and its toxicity in animals. In addition, the manufacturing procedures must be clearly defined and submitted with the registration. Once the EPA approval process begins, it typically takes 12 to 14 months for approval of safer biological products. The EPA regulatory process for the first generation (1%) Elexa PDB has been completed. The EPA and state regulatory approvals for a new 4% formulation of Elexa PDB are pending. We applied for California environmental protection agency registration for both the original and new formulation during the second half of 1999 and we are still awaiting California state approval. We will also seek to register our products with other state regulatory agencies.

         The process of obtaining EPA approval for certain other products now in development has already commenced. An application is currently being pursued for the microbial agent BB447 as an alternative to the conventional use of toxic chemicals to kill ants and cockroaches. Our nutrient and fertilizer products for the home and garden markets do not require EPA approval.

         We intend to pursue approvals to the extent required by foreign environmental protection agencies.

MARKETING AND DISTRIBUTION

         The name "SafeScience" is an important asset. It is not only a brand name but also a statement of our philosophy. It has also served as the thesis of our marketing strategy, tying together a variety of products in a cross-section of categories. Our products will be marketed under the brand name "SafeScience", as well as various co-branded and private labels, in the United States. Our packaging communicates the products' performance and nontoxic profile. We have either registered or are in the process of registering the trademark SafeScience in all our targeted U.S. and foreign markets.

         CONSUMER PRODUCTS. An important relationship is with Daymon Associates, a leading corporate branding and retail sales company. Daymon Associates is introducing our consumer cleaning product line to its client base of supermarkets, mass merchandisers and drugstores as a "better brand" that offers leading-brand performance and chemical safety at a competitive, corporate brand price. We intend to use Daymon Associates for our other consumer product categories as they may be introduced.

         A significant milestone of our marketing efforts has been our program with Shaw's Supermarkets of New England. On September 13, 1999, we announced a program with Shaw's to co-brand eight household cleaning products under Shaw's Own Label program. They lead the supermarket industry in sales of private label products, at 40% of total sales. The "Shaw's SafeScience" cleaners represent the first time Shaw's has ever offered co-branded products.

         Our relationships with Daymon Associates and Shaw's are two examples of the acceptance of "SafeScience" as a retail branding concept. We hope to expand our market penetration through additional alliances and judicious use of our brand.

         INSTITUTIONAL PRODUCTS. We are marketing our institutional cleaning products through distributors as well as directly to building maintenance businesses, state departments, municipalities, schools, prisons and merchants.

         AGRICULTURE. We are testing our commercial agricultural products both domestically and in foreign markets. We have established a network of independent distributors in over 25 countries throughout the world. These distributors recognize the combined business and social value of SafeScience and are committed to advancing economic, environmental and health benefits in their nations and worldwide. We anticipate that commercial sales may begin in 2000 for certain of our agricultural products.

         HOME & GARDEN. We are marketing our consumer home and garden products through retailers such as home and garden centers, hardware stores and mass merchandisers, as well as over the Internet. We hope to continue to generate awareness of these products, the first of which we commenced advertisements for on television, radio, print media and trade journals in early 1999.

         THE INTERNET. The Internet provides us with an international online audience that is self-selected for its interest in ideas concerning chemical and environmental safety. It allows potential partners throughout the world with ideas, information and products to contact us. We can be found at http://www.safescience.com.

COMPETITION

         Our products will encounter significant competition from firms currently engaged in the pharmaceutical, biotechnology, agrochemical and consumer products industries. The majority of these companies are substantially larger than us, and have substantially greater financial, technical, marketing and other resources, longer operating histories and greater name recognition.

         We believe that the principal competitive factors affecting our markets include product quality and performance, price and chemical safety. Although we believe that our products currently compete favorably with respect to these factors, we may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing and other resources.

PRODUCT LIABILITY

         Because our products are used in a wide variety of applications including human therapeutic, household or industrial cleaning and agricultural commodities including food products, we may be exposed to significant product liability claims. We have purchased product liability insurance for all our products, which we believe is adequate; however, the amounts of coverage may not be sufficient adequately to protect us in the event of a successful product liability claim.

PATENT STATUS AND PROTECTION OF PROPRIETARY TECHNOLOGY

         We own or license proprietary rights with respect to many of our products. Some of the products we have either developed in house or licensed from others have been issued patents, and many other product patents are pending. We are continuing to pursue these patents; however, there can be no assurance that our products or our technology will be granted patent protection, or will not infringe on patents owned by others. A patent has been granted on a compound which is similar to GBC-590, the claims of which conflict with certain claims in the GBC-590 patent application. The GBC-590 patent application is pending at the U.S. Patent and Trademark Office and based upon the claims of this application we believe we will receive a patent for GBC-590 but there can be no assurance that we will receive patent protection.

         Dr. David Platt, our Chairman and CEO as well as a Director, has granted our IGG subsidiary an exclusive, world-wide license, including the right to sublicense, for all products covered by patents, (if and when granted) or patent applications that he has developed (including GBC-590). IGG is responsible for payment of all costs connected with obtaining and maintaining the patents. In the case of GBC-590, Dr. Platt is entitled to a royalty of 2% of all net sales. See "Certain Relationships and Related Transactions" for more information on our license with Dr. Platt.

         To the extent that we currently rely upon unpatented, proprietary technology, processes and know-how and the protection of such intellectual property by confidentiality agreements, there can be no assurance that others may not independently develop similar technology and know-how or that confidentiality will not be breached. We believe our intellectual property rights are significant and that the loss of all or a substantial portion of such rights could have a material adverse effect on our business, financial condition and results of operation. There is no assurance that any patents will ever be granted on our unpatented intellectual property.

EMPLOYEES

         At March 31, 2000 we had approximately 50 employees on a full-time basis and also employed several part-time workers. Our full-time employment roster grew by 34 employees since March 31, 1999 and we may hire additional full-time and/or part-time employees, as well as consultants and other professionals, as necessary to support the growth of our business.

PROPERTIES

         Our offices are located at the Park Square Building, 8th Floor, 31 St. James Avenue, Boston, Massachusetts 02116. We lease a total of 11,300 square feet of office space, which we anticipate will be adequate for our space requirements for the foreseeable future. In addition to our leased space in Boston, we are conducting research at various facilities on a contract or license basis.


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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers and directors as of April 17, 2000 are as follows:

       NAME             AGE                        POSITION
       ----             ---                        --------
David Platt, Ph.D        46      Chief Executive Officer, Secretary and Chairman
Bradley J. Carver        38      President, Treasurer and Director
John W. Burns            54      Chief Financial Officer
Kenneth J. Smaha         52      Chief Operating Officer
Richard A. Salter        57      Vice President
David W. Dube            44      Director
Theodore J. Host         54      Director
Brian G.R. Hughes        45      Director

         Our officers are elected by the Board of Directors at the annual meeting of our shareholders and hold office until their death, or until they resign or have been removed from office.

         DAVID PLATT has been our Chief Executive Officer, Secretary and Chairman of the Board of Directors since March 1995 and has been the Chief Executive Officer, Secretary and the Chairman of the Board of Directors of International Gene Group, Inc. ("IGG"), our wholly-owned subsidiary for the development of human therapeutics since December 1992. Dr. Platt has been Chief Executive Officer, Secretary and Chairman of the Board of Directors of SafeScience Products, Inc., our wholly owned subsidiary, since its inception in June 1995. Dr. Platt received a Doctor of Philosophy degree (1989), Masters of Science degree (1983), and Bachelor of Science degree (1978) from the Hebrew University of Jerusalem, Israel and a Bachelor of Engineering degree (1980) from Technion, Haifa, Israel.

         BRADLEY J. CARVER has been President and Treasurer and a member of the Board of Directors of SafeScience since March 1995 and has been the President, Chief Financial Officer, Treasurer and a member of the Board of Directors of IGG since February 1993. Mr. Carver has been President, Chief Financial Officer, Treasurer and a member of the Board of Directors of SafeScience Products, Inc since its inception in June 1995. Mr. Carver received a Bachelor of Arts degree in management from Michigan State University in 1983.

         JOHN W. BURNS has been our Chief Financial Officer since January 2000. Prior thereto, Mr. Burns was the CFO/Senior Vice President, Finance & Business Operations for South Shore Hospital, a regional healthcare services provider based in South Weymouth, MA, from February 1993 to February 1999. From 1989 to 1992, Mr. Burns was the Vice President/Treasurer and a subsidiary CFO/Vice President, Finance for Eastern Enterprises, a NYSE company engaged in energy and marine transportation. Mr. Burns has also held corporate finance and treasury positions with Allied-Signal, Citicorp Investment Bank, and International Paper. Mr. Burns holds a Master of Business Administration in Finance from New York University and a Doctor of Philosophy in Mathematics from Stevens Institute of Technology.

         KENNETH J. SMAHA has been our Chief Operating Officer since November 1999. Prior thereto, Mr. Smaha was Executive Vice President of Webster Industries, a private label manufacturer of consumer and institutional plastic products, and a division of Chelsea Industries, Inc., from January 1995 through October 1999. Mr. Smaha has a Bachelor of Science in Finance and Accounting from the University of Maine, Orono, and a Master of Business Administration from Babson College.

         RICHARD A. SALTER has been a Vice President of SafeScience since April 2000. Mr. Salter served as a director of SafeScience from December 1998 to April 2000 and our Executive Vice President from January 1998 to April 2000. Prior thereto, Mr. Salter was our Vice President - Corporate Development from June 1997 through January 1998 and served us as a consultant from June 1996 through July 1997. From January 1989 through May 1996, Mr. Salter rendered consulting services in the areas of sales and marketing to a variety of small businesses and companies. Mr. Salter received a Bachelor of Arts from the University of Michigan and is a graduate of the Boston University School of Law.

         DAVID W. DUBE has been a director of SafeScience since May 1998. Mr. Dube is a private investor with active interests in various real estate, financial services and giftware companies. Mr. Dube was Senior Vice President and Chief Financial Officer of FAB Capital Corporation, a merchant banking and securities investment firm and served in various other capacities from September 1997 through October 1999. Mr. Dube has been the President and Chief Executive Officer of Optimax Industries, Inc., a publicly traded company with interests in the horticultural, decorative giftware and truck part accessories industries from July 1996 to September 1997. From February 1991 to June 1996, Mr. Dube had been the principal of Dube & Company, a financial consulting firm. Mr. Dube serves on the boards of directors of publicly traded Helmstar Group, Inc., Kings Road Entertainment, Inc. and New World Wine Group, Ltd. Mr. Dube is a Certified Public Accountant in the state of New Hampshire, and holds general and principal securities licenses.

         THEODORE J. HOST has been a director of SafeScience since December 1998. Since November 1999, Mr. Host has been the President and Chief Executive Officer of Prestige Brands International, a consumer products company. From October 1992 through February 1996, Mr. Host was the President and Chief Operating Officer, and from February 1996 through November 1999 was the Chief Executive Officer of The Scotts Company, a lawn care company. In addition, Mr. Host worked with McCown DeLeeuw & Co. to create a consumer products startup company from March 1996 to November 1999. Mr. Host serves on the board of directors of, and on the compensation and audit committees of, Sarcom, Inc.

         BRIAN G.R. HUGHES has been a director of SafeScience since December 1998. Mr. Hughes is president-select of the Association of Alumni and Alumnae of the Massachusetts Institute of Technology (MIT). Since 1978, Mr. Hughes has held a variety of positions with the MIT Corporation, the board which governs MIT. From 1989 through 1995, Mr. Hughes was Vice Chairman and the Chief Executive Officer of American Rocket Company, which worked to develop and commercialize safe, clean low-cost hybrid rocket propulsion.

BOARD COMMITTEES

         The Board of Directors has an Audit Committee, consisting of Mr. Dube, Mr. Host and Mr. Hughes. The Audit Committee recommends the selection of independent auditors, discusses and reviews the scope and the fees of the prospective annual audit and reviews the results thereof with the independent auditors, reviews compliance with our existing major accounting and financial policies, reviews the adequacy of our financial organization and reviews management's procedures and policies relevant to the adequacy of our internal accounting controls and compliance with federal and state laws relating to accounting practices. The Audit Committee held one meeting during 1999.

         The Board of Directors also has a Compensation Committee, consisting of Mr. Dube, Mr. Host and Mr. Hughes. The Compensation Committee administers our 1998 Stock Option Plan and 2000 Stock Incentive Plan and reviews and approves the annual salary, bonus and other benefits, direct or indirect, of the members of our senior management. The Compensation Committee is comprised of non-employee directors as such term is defined under Rule 16b-3 of the Exchange Act. The Compensation Committee held two meetings during 1999.

         The Board of Directors may establish, from time to time, other committees to facilitate the management of our business.

DIRECTOR COMPENSATION

         Our non-employee directors receive cash compensation for their services equal to $1,500 per meeting in addition to reimbursement for travel expenses incurred in traveling to and from meetings. In addition, non-employee directors receive a non-qualified option to purchase 20,000 shares of common stock, which vests over two terms. Such options vest and become exercisable as follows:

options to purchase 4,000 shares become exercisable at the time the optionee becomes a director; and options to purchase an additional 2,000 shares become exercisable at the end of each full calendar quarter thereafter. After the expiration of two terms, each director may be granted options to purchase additional shares for subsequent periods of service. The exercise price with respect to all options granted to directors will be the average closing bid price of the common stock during the twenty trading days prior to the date of grant. The exercise price of currently outstanding options is $5.50 per share. Such options are exercisable for a period of ten years from the date of grant. All vesting of options will cease at such time as any optionee ceases to be a non-employee director for any reason, and any options theretofore granted which have not vested will be cancelled and forfeited to us.

         Directors who are employees of SafeScience or its affiliates do not receive any compensation for their services as a director. Accordingly, Dr. Platt, Mr. Carver and Mr. Salter were not compensated as such for their services as directors in 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None of our executive officers serve on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors of the Company has furnished the following excerpt from minutes of their meetings with respect to executive compensation:

         On June 29, 1999, the Compensation Committee voted that the salaries for the three senior executives, Dr. Platt, the Company's Chief Executive Officer and Secretary, Mr. Carver, the Company's President and Treasurer, and Mr. Salter, the Company's Vice President, be set at $180,000 per year and that the Company enter into a three-year contract with each executive. The contracts contain non-competition covenants that prohibit the officer from competing with the Company during the term of the contract and thereafter for a period equal to the longer of one year after termination or until the cessation of payments under the contract.

         The Compensation Committee also voted that option grants in the amount of 100,000 shares per officer be approved.

         The approval of the salary and option grant for senior management was based on the Compensation Committee's review of grants to senior management in comparable publicly traded companies.

         The Compensation Committee recommended that the Company retain an outside advisor to help the Company develop a formal compensation policy. Such a policy should take into account practices at peer companies of a similar size and stage, as well as the increase in the Company's market capitalization over the long term. The Company intends to implement this recommendation during the year 2000.

         The above excerpts from minutes of the Compensation Committee's meetings shall not be deemed to be incorporated by reference by any general statement incorporating by reference this registration statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid or accrued during 1999, 1998 and 1997 for services rendered during such period by our chief executive officer and secretary, our president and treasurer and one of our vice presidents (the "named executive officers"). No other of our executive officers had aggregate compensation from us exceeding $100,000 in 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM COMPENSATION
                                                                                             ----------------------
                                                                                   RESTRICTED STOCK        SECURITIES UNDERLYING
                                                                                        AWARDS                    OPTIONS
                                                                                        ------                    -------
    POSITION                           YEAR        SALARY              BONUS
    --------                           ----        ------              -----
David Platt, Chairman, Chief Executive 1999        $157,500            ___               ___                     100,000
    Officer and Secretary              1998        $119,000            ___               ___                       ___
                                       1997        $106,000            ___               ___                       ___

Bradley J. Carver, President and       1999        $157,500            ___               ___                     100,000
    Treasurer                          1998        $119,000            ___               ___                       ___
                                       1997        $104,000            ___               ___                       ___

Richard A. Salter, Vice President      1999        $452,720 (1)        ___               ___                     350,000    (4)
                                       1998        $391,988 (2)        ___               ___                     320,000    (5)
                                       1997        $139,781 (3)        ___               ___                       ___

----------------------

(1) Mr. Salter's salary for the period January through June 1999 was paid in the form of 40,000 shares of common stock valued at $352,720. For the period July through December 1999, Mr. Salter received cash compensation of $100,000.

(2) Mr. Salter's salary in 1998 was paid in the form of 90,000 shares of our common stock with an aggregate value on their respective dates of issuance totaling $391,988. Mr. Salter did not receive any cash compensation from us.

(3) Mr. Salter's salary in 1997 was paid in the form of 30,000 shares of our common stock with an aggregate value on their respective dates of issuance totaling at $139,781. Mr. Salter did not receive any cash compensation from us. In addition, prior to becoming an employee of SafeScience in June 1997, he received 30,000 shares of common stock as a consultant.

(4) Consists of options to purchase 250,000 shares of common stock at an exercise price of $10.70 per share granted in exchange for cancellation of options to purchase 100,000 shares at an exercise price of $0.01 per share, and options to purchase 100,000 shares of common stock at an exercise price of $13.375 per share.

(5)        Consists of options to purchase 300,000 and 20,000 shares of common stock at an exercise price of $.01 per share.


                      OPTION GRANTS DURING LAST FISCAL YEAR

         The following table sets forth certain information regarding options granted during the year ended December 31, 1999 to the named executive officers.

                                  INDIVIDUAL GRANTS
 --------------------------------------------------------------------------------------
                        NUMBER OF                                                      POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL
                        SECURITIES    PERCENT OF TOTAL                                 RATES OF STOCK PRICE APPRECIATION FOR OPTION
                        UNDERLYING    OPTIONS GRANTED    EXERCISE OR                                     TERM (2)
                     OPTIONS GRANTED  TO EMPLOYEES IN    BASE PRICE                    --------------------------------------------
           NAME            (#)        FISCAL YEAR (1)     ($/SHARE)   EXPIRATION DATE      0%($)           5%($)          10%($)
           ----            ---        ---------------     ---------   ---------------      -----           -----          ------

David Platt          100,000 (3)           15.6%            $13.375     6/21/02             ___          $210,823         $442,712
Bradley J. Carver    100,000 (3)           15.6%             13.375     6/21/02             ___           210,823          442,712
Richard A. Salter    100,000 (3)           15.6%             13.375     6/21/02             ___           210,823          442,712
Richard A. Salter    250,000 (4)           39.0%             $10.70     6/15/02           $668,750     $1,195,808       $1,775,531

----------------------
(1)        Based on options to purchase an aggregate of 641,000 shares granted to officers and employees during the fiscal year ended December 31,
           1999.

(2) These columns show the hypothetical gains or option spreads of the options granted based on the fair market value of the common stock on the date of grant and assumed annual compound share appreciation rates of 0%, 5% and 10% over the full term of the options. The assumed rates of appreciation are mandated by the SEC and do not represent our estimate or projection of future share prices. Actual gains, if any, on option exercises will depend on the timing of such exercise and the future performance of the common stock. Values are net of the option exercise prices, but do not include deductions for taxes or other expenses associated with the exercise.

(3)        Each of these grants vested immediately.

(4) Options granted to Mr. Salter in exchange for his surrender of options for 100,000 shares exercisable at $.01 per share.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

         The following table set forth certain information regarding options exercised during the year ended December 31, 1999 by the named executive officers.

                                                           NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED IN THE MONEY
                     NUMBER OF SHARES       VALUE      UNEXERCISED OPTIONS AT FISCAL YEAR-END       OPTIONS AT FISCAL YEAR-END (2)
                       ACQUIRED ON        REALIZED     --------------------------------------       ------------------------------
           NAME          EXERCISE           ($)(1)        EXERCISABLE        UNEXERCISABLE        EXERCISABLE        UNEXERCISABLE
           ----          --------           ------        -----------        -------------        -----------        -------------

David Platt                ___                ___          100,000                ___                   0                 ___
Bradley J. Carver          ___                ___          100,000                ___                   0                 ___
Richard Salter             ___                ___          100,000                ___                   0                 ___
Richard A. Salter      100,000 (3)       $500,000              ___                ___                 ___                 ___
Richard Salter         250,000 (4)              0              ___                ___                 ___                 ___

-----------
(1)        The values in this column represent the reported closing price on the respective dates of exercise, less the respective option exercise prices.

(2)        Value is based on the closing price of the common stock on December
           31, 1999 of $11.63, the last trading of our 1999 fiscal year, less the applicable option exercise price.

(3) In January 1998, we granted Mr. Salter options to purchase 300,000 shares of common stock for a purchase price of $0.01 per share vesting annually 100,000 shares, for each of the three years 1998, 1999 and 2000 at the commencement of which Mr. Salter remains with us.

(4) On June 15, 1999, we entered into a transaction whereby Mr. Salter, our vice president, relinquished an option to purchase 100,000 shares of common stock for a price of $0.01 per share which would have vested on January 1, 2000 and, in exchange, we issued to him a stock option for 250,000 shares of common stock at an exercise price of $10.70 per share, the estimated fair market value of the common stock on the date of the transaction. The option was exercised immediately.
           We loaned Mr. Salter an amount representing the entire exercise price. The principal balance of this note is $2,675,000, and accrues interest at 4.92% per annum, compounded semi-annually. Mr. Salter pledged the 250,000 shares of common stock as collateral. The note is non-recourse and is secured by the pledged shares. All outstanding principal, together with accrued interest in the unpaid principal balance of this note, will be due on June 15, 2004. The balance outstanding at December 31, 1999 is $2,750,000.


2000 STOCK INCENTIVE PLAN

         The 2000 Stock Incentive Plan permits us to grant (i) incentive and non-qualified stock options, (ii) stock appreciation rights, (iii) stock awards and (iv) performance awards (collectively, "Awards") to certain of our and our subsidiaries' employees, officers, consultants and advisors, and non-employee directors. The 2000 Stock Incentive Plan allows for the issuance of 1,000,000 shares of common stock. As of March 31, 2000, no shares were issued and outstanding under the 2000 Stock Incentive Plan.

         The 2000 Stock Incentive Plan is administered by our Compensation Committee. Subject to the provisions of the 2000 Stock Incentive Plan, the Compensation Committee may select the individuals eligible for participation in the 2000 Stock Incentive Plan and determine the form, amount and other terms and conditions of Awards, and generally administer and interpret the plan. The Compensation Committee also has the power to modify or waive restrictions on Awards, to amend Awards and to grant extensions and accelerations of Awards. The maximum aggregate number of shares of common stock underlying all Awards measured in shares of common stock (whether payable in cash, common stock, or a combination of both) that may be granted to any single participant during the life of the 2000 Stock Incentive Plan is 300,000 shares (subject to adjustment).

         The Compensation Committee will determine the number of shares subject to the option, the manner and time of the option's exercise, and the option's exercise price, which cannot be lower than the fair market value of our common stock on the date of grant; however, the exercise price of any non-qualified stock option may be lower than the fair market value of the common stock on the date of grant if the Compensation Committee, in its sole discretion and due to special circumstances, determines otherwise on the date of grant. Stock options cannot be exercised after the tenth anniversary of their date of grant, and the Compensation Committee will otherwise determine when each stock option becomes vested and exercisable. The stock option exercise price may be paid in cash or, in the sole discretion of the Compensation Committee, by the delivery of shares of common stock then owned by the participant, or by a combination of these methods. In the sole discretion of the Compensation Committee, payment may also be made by delivering a properly executed exercise notice together with a copy of irrevocable instructions to a broker to deliver promptly to us the amount of sale or loan proceeds to pay the exercise price. The Compensation Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the 2000 Stock Incentive Plan, including, without limitation, in lieu of the exercise of a stock option by delivery of shares of common stock then owned by a participant, providing us with a notarized statement attesting to the number of shares owned by the participant, where, upon verification by us, we would issue to the participant only the number of incremental shares to which the participant is entitled upon exercise of the stock option.

         A stock appreciation right is a right to receive a payment, in cash, common stock, or a combination thereof, equal to the excess of (x) the fair market value, or other specified valuation (which shall not be greater than the fair market value), of a specified number of shares of common stock on the date the right is exercised over (y) the fair market value, or other specified valuation (which shall not be less than fair market value), of such shares of common stock on the date the right is granted, all as determined by the Compensation Committee. Each stock appreciation right shall be subject to such terms and conditions as the Compensation Committee shall impose in its sole discretion.

         A stock award consists of a grant of shares of common stock that are subject to such terms and conditions as the Compensation Committee, in its sole discretion, determines appropriate - including, without limitation, restrictions on the sale or other disposition of such shares and our right to reacquire such shares for no consideration upon termination of the participant's employment within specified periods. A participant who has been granted a stock award will have all of the rights of a holder of shares of common stock, including the right to receive dividends and to vote the shares, unless the Compensation Committee determines otherwise on the date of grant.

         A performance award consists a right to receive a specified number of shares of common stock or cash at the end of a specified period, subject to such terms and conditions as the Compensation Committee, in its sole discretion, determines appropriate - including, without limitation, determining the performance goal or goals which, depending on the extent to which such goals are met, will determine the number and/or value of the performance awards that will be paid out or distributed to the participant who has been granted performance awards.

         Certain Awards granted under the 2000 Stock Incentive Plan may be granted in a manner such that the Award qualifies for the performance-based compensation exemption to Section 162(m) of the Code ("Performance-Based Awards"). As determined by the Compensation Committee in its sole discretion, either the granting or vesting of such Performance-Based Awards will be based upon one of more of the following factors: net sales; pre-tax income before allocation of corporate overhead and bonus; budget; cash flow; earnings per share; net income; division, group or corporate financial goals; return on stockholders' equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of our common stock; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs; or any combination of the foregoing.

         With respect to Performance-Based Awards that are not stock options or stock appreciation rights based solely on the increase in the fair market value of our common stock after the grant of Awards: (i) the Compensation Committee shall establish in writing, (x) the objective performance-based goals applicable to a given period and (y) the individuals or class of individuals to which such performance-based goals apply no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed); (ii) no Performance-Based Award shall be payable to, or vest with respect to, as the case may be, any participant for a given fiscal period until the Compensation Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied; and (iii) the Compensation Committee may reduce or eliminate the number of shares of common stock or cash granted or the number of shares of common stock vested upon attainment of the performance goal.

         If we experience a change in control, the Compensation Committee, in its sole discretion, may determine that all or a portion of each outstanding Award shall become fully exercisable, if applicable, upon the change in control or at such other date or dates that the Compensation Committee may determine, and that any vesting and forfeiture restrictions shall lapse at such date or dates. In addition, the Compensation Committee, in its sole discretion, may determine that, upon the occurrence of a change in control, all or a portion of certain outstanding stock options and stock appreciation rights will terminate within a specified number of days after notice to the holders, and each such holder will receive, with respect to each share of common stock subject to a stock option or stock appreciation right, an amount equal to the excess of the fair market value of such shares of common stock immediately prior to the occurrence of such change in control over the exercise price per share of such stock option or stock appreciation right. Such amount will be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the compensation committee, in its sole discretion, will determine. Also, the Compensation Committee may, in its sole discretion, provide that an Award may be assumed by any entity which acquires control of us, or that an Award may be substituted by a similar award under such entity's compensation plans.

         If a participant's employment or service as an employee, officer, director, advisor or consultant is terminated due to death or disability, all non-vested portions of stock options held by the participant will immediately be forfeited and all vested portions of stock options held by the participant will remain exercisable until the earlier of (i) the end of the 12-month period following the date of death or termination of employment, or (ii) the date the stock options would otherwise expire. If a participant's employment is terminated by us for cause, all stock options held by a participant, whether vested or non-vested, will immediately be forfeited by such participant. If a participant's employment is terminated for any reason other than for cause or other than due to death or disability, all non-vested portions of stock options held by the participant will immediately be forfeited and all vested portions of stock options held by the participant will remain exercisable until the earlier of (i) the end of the 90-day period following the date of the termination of employment, or (ii) the date the stock options would otherwise expire.

         The effect of a termination of employment or service under Awards other than stock options shall be as provided in the grant agreement for the Award.

1998 STOCK OPTION PLAN

         The 1998 Stock Option Plan permits us to grant incentive stock options and nonstatutory stock options to our directors, employees and consultants. The 1998 Stock Option Plan allows for the issuance of 600,000 shares of common stock. As of April 14, 2000, options to purchase 541,294 shares were issued and outstanding under the 1998 Stock Option Plan.

         The 1998 Stock Option Plan is administered by our Compensation Committee. Subject to the provisions of the 1998 Stock Option Plan, the Compensation Committee may select the individuals eligible to receive awards, determine the number of shares to be covered by each option, the terms and conditions of the option granted and the option exercise price of each option granted, and generally administer and interpret the plan. Under present law, incentive stock options and options intended to qualify as performance-based compensation may not be granted at an exercise price less than the fair market value of the common stock at the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the company. Non-qualified stock options may be granted at prices that are less than the fair market value of the underlying shares or the date granted. Options are typically subject to vesting schedules and terminate ten years from the date of grant (except five years for optionees holding more than 10% of the voting power of the company).

         Upon the exercise of options, the option exercise price must be paid in full in cash, shares of common stock, outstanding options or other consideration. The exercise price may also be delivered to us (a) by the optionee in the form of a promissory note if the loan of such funds to the optionee has been authorized by the compensation committee and (b) by a broker assisted cashless exercise program.

EMPLOYMENT AGREEMENTS

         We have employment agreements with each of Dr. Platt, our Chairman and Chief Executive Officer, Mr. Carver, our President, and Mr. Salter, our Vice President, each dated as of June 29, 1999. These employment agreements expire on June 29, 2002. Messrs. Platt, Carver and Salter are entitled to an annual base salary of $180,000, and to receive bonuses, in the discretion of the Compensation Committee, based upon us and the executive meeting certain performance targets established under the our stock plans by the Compensation Committee.

         Under the terms of these employment agreements, if we terminate the employment of any of Messrs. Platt, Carver or Salter, other than for Cause (as defined in the employment agreements), or Messrs. Platt, Carver or Salter terminates his employment because of a material breach by us of his employment agreement, then we shall continue to pay such executive his annual base salary in effect at the time of termination for the duration of the term of the employment agreement, to be paid at the time otherwise due, and any bonus not yet paid to such executive earned in the year prior to termination, to be paid at the time otherwise to have been paid, as if employment had not been terminated.

         In the event of termination of the employment of any of Messrs. Platt, Carver or Salter by reason of death or permanent disability (as defined in the employment agreements) of such executive, we shall pay to such executive or his estate or other successor in interest, at the time otherwise due, his annual base salary and any benefits due to such executive through the date of termination, but reduced in the case of permanent disability by any payments received under any disability plan, program or policy paid for by us.

         If we terminate the employment of any of Messrs. Platt, Carver or Salter for Cause, or Messrs. Platt, Carver or Salter terminates his employment with us other than because of a material breach by us of his employment agreement, we shall pay such executive his annual base salary and benefits earned through the date of termination, and we shall have no further obligations to such executive under his employment agreement.

         Under the terms of the employment agreements, Messrs. Platt, Carver and Salter are prohibited from competing with us during the periods of their employment with us and for one year following the end of the scheduled term of such employment. However, in the event of termination of Messrs. Platt, Carver or Salter employment by us for other than Cause, or by Messrs. Platt, Carver or Salter because of the material breach by us of his employment agreement, such executive is prohibited from competing with us after any such termination only for so long as such executive is entitled to receive his annual base salary from us.

         In addition, Messrs. Platt, Carver and Salter are subject to nondisclosure and confidentiality provisions under the employment agreements, which provisions survive any termination of the employment agreements.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons of SafeScience as described above, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

         On January 7, 1994, we entered into a licensing agreement which was amended April 14, 1999, with Dr. Platt, our Chief Executive Officer and a director, to pay Dr. Platt a royalty of two percent (2%) of the net sales of our GBC-590 product. Starting in the ninth year of the licensing agreement and each year thereafter, Dr. Platt has the right to terminate the licensing agreement if royalties of at least $50,000 are not paid in such year, subject to a 30-day cure period by us. For 1999, no royalty was paid by us to Dr. Platt.

         In March 1997, we loaned Mr. Carver, our President and Treasurer and a stockholder, $65,000 and received a promissory note in that principal amount from Mr. Carver. The term of the note is sixty (60) months with installments of $375.61 and an interest rate of 5.66% with a final balloon payment on the fifth anniversary thereof. The note is secured by a pledge of 25,000 shares of common stock owned by Mr. Carver. As of March 31, 2000, the outstanding balance of such note is $62,298.

         During the second quarter of 1999, we advanced $72,000 to Mr. Salter, our Vice President, and in the third quarter of 1999, advanced an additional $200,000 to Mr. Salter under two non-recourse promissory notes. The outstanding principal balance of the $72,000 promissory note accrues interest at 4.92% per annum, compounded semi annually and the outstanding principal balance of the $200,000 promissory note accrues interest at 5.35% per annum, compounded semi-annually. Mr. Salter pledged 5,970 shares of the common stock held by him as collateral for the $72,000 promissory note and 9,553 shares of the commons stock held by him as collateral for the $200,000 promissory note. All outstanding principal, together with accrued interest on the unpaid principal balance of the $72,000 and $200,000 promissory notes, are due August 4, 2000 and May 5, 2000, respectively. Pursuant to such promissory notes, Mr. Salter agreed not to sell any shares of our common stock prior to April 1, 2000 with respect to the $72,000 promissory notes and January 1, 2000 with respect to the $200,000 promissory note.

         On June 15, 1999, we entered into a transaction whereby Mr. Salter, our Vice President and a director and stockholder of SafeScience, relinquished an option to purchase 100,000 shares of common stock for a price of $0.01 per share which would have vested on January 1, 2000 and, in exchange, we issued to him a stock option for $250,000 shares of common stock at an exercise price of $10.70 per share, the estimated fair market value of the common stock on the date of the transaction. The option was exercised immediately. We loaned Mr. Salter an amount representing the entire exercise price. The principal balance of this note is $2,675,000, and accrues interest at 4.92% per annum, compounded semi-annually. Mr. Salter pledged the 250,000 shares of common stock as collateral. The note is non-recourse and is secured by the pledged shares. All outstanding principal, together with accrued interest in the unpaid principal balance of this note, will be due on June 15, 2004. The balance outstanding at December 31, 1999 is $2,750,000.

         On March 30, 2000, in connection with the private placement of 333,334 shares of our common stock and warrants to purchase 75,755 shares of our common stock for an aggregate of $4,000,000, Britannia Holdings, Limited and George Strawbridge, Jr., each principal stockholders of SafeScience, and Brian G.R. Hughes, a director of SafeScience purchased 166,667, 83,333 and 41,667 shares of our common stock, respectively, at $12.00 per share and warrants to purchase 37,879, 18,939 and 9,470 shares of our common stock at $15.98 per share, respectively.

REGISTRATION RIGHTS AGREEMENTS

      Certain holders of our common stock have certain registration rights with respect to their shares of common stock. See "Description of Capital Stock - Registration Rights of Certain Holders."

                              SELLING STOCKHOLDERS

         On March 29, 2000 we entered into a securities purchase agreement with Strong River Investments, Inc., a British Virgin Island corporation and Montrose Investments Ltd., a Cayman Island corporation. Under that agreement, we issued and sold the following securities for a total cash consideration of $7.0 million, of which $2.0 million will be received upon effectiveness of this registration statement if such effectiveness occurs on or prior to June 29, 2000:

     o a total of 484,429 shares of our common stock, of which 138,409 will be issued to the selling shareholders upon effectiveness of this registration statement if such effectiveness occurs on or prior to June 29, 2000;

     o closing warrants to purchase 108,996 shares of common stock at an exercise price of $15.98 per share; and

     o adjustable warrants to purchase a number of shares of common stock to be determined at three vesting dates determined by the selling stockholders over a period up to 18 months following the effectiveness of this registration statement at an exercise price of $0.01 per share.

         The number of shares of common stock issuable at each vesting date under the adjustable warrants, if any, will be determined by a formula in the adjustable warrant and is based on the four lowest closing bid prices of our common stock during the 40 consecutive trading days preceding each vesting date. A greater number of shares of common stock are issuable the lower the price of our common stock. However, if after the effective date of this registration statement the closing bid price of our common stock for 20 consecutive trading days exceeds approximately $19.51 per share, then no shares are issuable pursuant to the adjustable warrants for any subsequent vesting dates.

         Pursuant to a registration rights agreement with Strong River Investments, Inc., and Montrose Investments Ltd., we filed a registration statement, of which this prospectus forms a part, in order to permit the selling stockholders to resell to the public the shares of common stock that they purchased pursuant to the securities purchase agreement and that they acquire upon any exercise of the warrants. We have registered the number of shares required pursuant to such registration rights agreement which number is based upon the actual number of shares sold to the selling stockholders pursuant to the securities purchase agreement, the number of shares issuable upon any exercise of the closing warrants, and an estimate of the number of shares issuable upon exercise of the adjustable warrants.

         The selling stockholders may sell up to 1,023,802 shares of our common stock pursuant to this prospectus. That number of shares includes an estimate of the number of shares issuable upon exercise of the adjustable warrants based on a formula included in the adjustable warrant, and assumes that the adjustment price specified in the formula was $6.44, or 50% of the closing bid price of our common stock on March 29, 2000, the trading day immediately preceding the closing date of the securities purchase agreement, in order to cover potential downward movements in the market price of our common stock. The number of shares offered by this prospectus is not a prediction as to the future market price of our common stock or as to the number of shares which may vest pursuant to the adjustable warrants.

         A holder of the warrants cannot exercise the warrants if the exercise would cause the holder, together with any affiliate of the holder, to have beneficial ownership of more than 4.999% of our outstanding shares of common stock. This restriction in the warrants can be waived by the holder of the warrant if the holder gives us at least 61 days notice. However, the 4.999% limitation would not prevent the selling stockholders from acquiring and selling in excess of 4.999% of our common stock through a series of exercise and sales under the warrants.

         In addition, as long as our common stock is listed for trading on Nasdaq, we may not issue common stock on exercise of the adjustable warrants in an amount which exceeds 19.999% of our outstanding common stock without obtaining prior shareholder approval.

         The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of March 31, 2000. The number of shares of common stock listed as potentially offered by this prospectus represents the number of shares of common stock owned as of March 31, 2000, the number of shares issuable upon exercise of the closing warrants, and a number of shares issuable upon exercise of the adjustable warrants, based on the above assumptions as to the price of our common stock. The actual number of shares issuable upon exercise of the adjustable warrants will be determined at each of three vesting dates.

                                                                                                        SHARES BENEFICIALLY OWNED
                                                           NUMBER OF SHARES                                  AFTER OFFERING
                                                          BENEFICIALLY OWNED      NUMBER OF SHARES      -------------------------
                                                          PRIOR TO OFFERING           OFFERED            NUMBER          PERCENT
                                                          -----------------           -------            ------          -------
Strong River Investments, Inc .......................          227,508                511,901               0               0
Montrose Investments Ltd. ...........................          227,508                511,901               0               0


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information regarding the beneficial ownership of common stock as of April 14, 2000 and as adjusted to reflect the sale of the common stock offered hereby, by:

     o    all persons who own beneficially 5% or more of our common stock;

     o    each of the named executive officers;

     o    each of our directors; and

     o    all directors and executive officers as a group.

         Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned, subject to community property laws, where applicable. Beneficial ownership is determined in accordance with the rules issued by the SEC. Under these rules, beneficial ownership includes any shares which the individual or entity has sole or shared voting or investment power and shares of common stock subject to options held that are currently exercisable or exercisable within 60 days of April 14, 2000. The applicable percentage of "beneficial ownership" after the offering is based upon 18,270,883 shares of common stock outstanding, plus any shares subject to such options held by that individual or entity.

                                                                                                             PERCENT
                                                                                                       BENEFICIALLY OWNED
                                                                         NUMBER OF SHARES           ------------------------
                                                                           BENEFICIALLY             BEFORE THE      AFTER THE
                                                                               OWNED                 OFFERING       OFFERING
                                                                               -----                ----------      --------
David Platt . . . . . . . . . . . . . . . . . . . . . . . . . . . .         3,059,550 (1)              17.3%          16.7%
Bradley J. Carver . . . . . . . . . . . . . . . . . . . . . . . . .         2,657,686 (1)              15.0%          14.5%
David W. Dube . . . . . . . . . . . . . . . . . . . . . . . . . . .            14,000 (2)               *               *
Richard A. Salter . . . . . . . . . . . . . . . . . . . . . . . . .           603,330 (1)               3.4%          3.3%
Theodore J. Host. . . . . . . . . . . . . . . . . . . . . . . . . .            14,000 (2)               *               *
Brian G.R. Hughes . . . . . . . . . . . . . . . . . . . . . . . . .            70,650 (2)               *               *
Britannia Holdings Limited(3) . . . . . . . . . . . . . . . . . . .         1,630,744 (5)               9.2%           8.9%
George Strawbridge, Jr. (4) . . . . . . . . . . . . . . . . . . . .         1,088,293 (6)               6.2%           6.0%
All directors, executive officers and nominees for directors as a
group  (8 persons). . . . . . . . . . . . . . . . . . . . . . . . .         6,419,416 (7)              35.8%          34.5%

----------------
*    Less than 1%

(1)  Includes 100,000 shares issuable upon the exercise of vested options.
(2) Includes 14,000 shares issuable upon the exercise of vested options and in the case of Mr. Hughes 9,470 shares issuable on the exercise of warrants.
(3)  The address of Britannia Holdings Ltd. is P.O. Box 556 Main Street,
     Charlestown, Nevis.
(4)  The address of George Strawbridge, Jr. is 3801 Kennett Pike, Building
     B-100, Wilmington, DE 19807.
(5)  Includes 37,879 shares issuable upon the exercise of warrants.
(6)  Includes 18,939 shares issuable upon the exercise of warrants.


                                       42

(7) Includes 351,470 shares issuable upon the exercise of vested options or warrants.


                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of (1) 105,000,000 shares consisting of 100,000,000 shares of common stock, $0.01 par value per share, of which 17,593,102 were outstanding as of April 14, 2000 and 5,000,000 shares of undesignated preferred stock issuable in one or more series to be designated by our board of directors, of which no shares are issued and outstanding, (2) warrants to purchase 259,754 shares of common stock and (3) options to purchase an aggregate of 541,294 of common stock.

COMMON STOCK

         Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, if any, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, and subject to the prior distribution rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

PREFERRED STOCK

         The Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board of Directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our outstanding securities.

WARRANTS

         As of April 14, 2000 there were outstanding warrants to purchase up to 259,754 shares of common stock at a weighted exercise price of approximately $14.37 per share.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

         Under the terms of our Registration Rights Agreement with the selling stockholders we are required to file a registration statement for the registration of all their shares under the Securities Act and keep such registration statement effective for a period of the lesser of two years from the effectiveness of this registration statement or such time as when the shares covered by this registration statement may be sold without volume limitations pursuant to Rule 144(k) under the Securities Act. This registration statement is intended to meet the requirements of such Registration Rights Agreement.

         In addition, we have granted to stockholders holding 333,334 shares of our common stock piggyback registration rights in connection with any registration by us of securities for our own account. If we propose to register any shares of common stock under the Securities Act for our own account, we are required to give those stockholders notice of the registration and to include their shares in the registration statement, provided that such stockholders may not sell such shares until March 29, 2001 unless we sell shares in a firm commitment underwritten public offering under such registration statement prior to that date.

         We are generally required to bear all of the expenses of all demand and piggyback registrations, except underwriting discounts and commissions. We also have agreed to indemnify those stockholders under the terms of the Registration Rights Agreement.

NEVADA ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

         We are incorporated under the laws of the State of Nevada and are therefore subject to various provisions of the Nevada corporation laws which may have the effect of delaying or deterring a change in our control or management.

         Nevada's "Combination with Interested Stockholders Statute," Nevada Revised Statutes 78.411-78.444, which applies to Nevada corporations like us having at least 200 stockholders, prohibits an "interested stockholder" from entering into a "combination" with the corporation, unless specific conditions are met. A "combination" includes:

     o any merger with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder;

     o any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to an "interested stockholder," having:

          o an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets,

          o an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or

          o representing 10% or more of the earning power or net income of the corporation;

     o any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation,

     o the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder,"

     o transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested stockholder," or

     o the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an "interested stockholder."

An "interested stockholder" is a person who:

     o directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation;

     o an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

         A corporation to which the statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the articles of incorporation are met and either:

     o the board of directors of the corporation approves, prior to such person becoming an "interested stockholder," the combination or the purchase of shares by the "interested stockholder" or the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested stockholder" at a meeting called no earlier than three years after the date the "interested stockholder" became such; or

     o the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested stockholder" will not have become the beneficial owner of additional voting shares of the corporation.

         Nevada's "Control Share Acquisition Statute," Nevada Revised Statute Sections 78.378-78.379, prohibits an acquirer, under some circumstances, from voting shares of a target corporation's stock after crossing threshold ownership percentages, unless the acquirer obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, and which do business directly or indirectly in Nevada. While we do not currently exceed these thresholds, we may do so in the near future. In addition, although we do not presently "do business" in Nevada within the meaning of the Control Share Acquisition Statute, we may do so in the future. Therefore, the Control Share Acquisition Statute may apply to us in the future. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquirer crosses one of the above thresholds, shares which it acquired in the transaction taking it over the threshold or within ninety days become "Control Shares" which are deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders' meeting may be called at the request of the acquirer to consider the voting rights of the acquirer's shares no more than 50 days, unless the acquirer agrees to a later date, after the delivery by the acquirer to the corporation of an information statement which sets forth the range of voting power that the acquirer has acquired or proposes to acquire and other information concerning the acquirer and the proposed control share acquisition. If no such request for a stockholders' meeting is made, consideration of the voting rights of the acquirer's shares must be taken at the next special or annual stockholders' meeting. If the stockholders fail to restore voting rights to the acquirer or if the acquirer fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call some of the acquirer's shares for redemption. Our articles of incorporation and bylaws do not currently permit us to call an acquirer's shares for redemption under these circumstances. The Control Share Acquisition Statute also provides that the stockholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares. This amount is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute.

         By-law Provisions. Our by-laws provide that any director may be removed without cause at any special meeting of shareholders called for such purpose by the vote of the holders of two-thirds of the voting power entitling them to elect directors in place of those to be removed, provided that unless all the directors, or all the directors of a particular class are removed no individual director shall be removed if the votes of a sufficient number of shares are cast against his removal which, if cumulatively voted at on election of directors, or of all directors of a particular class, as the case may be, would be sufficient to elect at least one director.

         Ability to Adopt Stockholder Rights Plan. The Board of Directors may in the future resolve to issue shares of preferred stock or rights to acquire such shares to implement a stockholder rights plan. A stockholder rights plan typically creates voting or other impediments that would discourage persons seeking to gain control of SafeScience by means of a merger, tender offer, proxy contest or otherwise if the Board of Directors determines that such change in control is not in the best interests of our stockholders. The Board of Directors has no present intention of adopting a stockholder rights plan and is not aware of any attempt to obtain control of SafeScience.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Future sales of substantial amounts of shares of our common stock in the public market could adversely affect prevailing market prices.

         After this offering, 18,270,884 shares of common stock will be outstanding. The number of shares outstanding after this offering is based on the number of shares outstanding as of April 14, 2000 and includes all of the shares being offered pursuant to this prospectus, and assumes no exercise of outstanding options. The 1,023,802 shares sold in this offering, plus an additional 6,035,577 shares, will be freely tradable without restriction under the Securities Act. The remaining 11,211,505 shares of common stock outstanding upon completion of the offering are restricted securities in that they may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act or Rules 144 of the Securities Act.

         Restricted shares may be sold in the public market only if registered or if they qualify for an exception from registration under Rules 144 or 144(k) promulgated under the Securities Act, which are summarized below. Of these restricted shares, 8,482,798 shares are currently available for resale in the public market in reliance on Rule 144. The remaining 2,728,707 shares become eligible for resale in the public market at various dates thereafter.

         In general, under Rule 144 as currently in effect, an affiliate of SafeScience or a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate of SafeScience, would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of our then outstanding shares of common stock or the average weekly trading volume of our common stock on the Nasdaq SmallCap Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about SafeScience. Any person, or persons whose shares are aggregated, who is not deemed to have been an affiliate of SafeScience at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years including any period of ownership of preceding non-affiliated holders, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

         At March 31, 2000, we had reserved an aggregate of 600,000 shares of common stock for issuance pursuant to the 1998 Stock Option Plan and options to purchase approximately 541,294 shares were outstanding under the 1998 Stock Option Plan and we had reserved an aggregate of 1,000,000 shares of common stock for issuance pursuant to the 2000 Stock Incentive Plan and no shares were outstanding under the 2000 Stock Incentive Plan. We intend to file a registration statement under the Securities Act to register shares of common stock reserved for issuance under the 1998 Stock Option Plan and the 2000 Stock Incentive Plan. Any shares issued under our stock plans will be eligible for immediate public sale.

         Following the offering, some of our stockholders will have rights to require us to register their shares of common stock under the Securities Act, and they will have rights to participate in any future registration of securities by us. See "Description of Capital Stock - Registration Rights of Certain Holders."

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including up to $7,500 of the fees and disbursements of counsel to the selling stockholders. We have has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by McDermott, Will & Emery.

                                     EXPERTS

         The consolidated financial statements at December 31, 1997, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

         The financial statements of the Company at December 31, 1995 and 1996 and for the years ending December 31, 1995 and 1996 appearing in this Prospectus and the Registration Statement have been examined by the accounting firm of Williams & Webster, P.S., Certified Public Accountants, Spokane, Washington. Such financial statements are included in this Prospectus in reliance upon the said report, given upon such firm's authority as an expert in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-1 under the Securities Act and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement, parts of which have been omitted as permitted by the SEC rules and regulations. For further information about us and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to any contract or other document are not necessarily complete. Where the contract or other document is an exhibit to the registration statement, each statement is qualified by the provisions of that exhibit.

         The registration statement can be inspected and copied at the public reference facility maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the SEC's site on the Internet's World Wide Web, located at http://www.sec.gov.

         We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can also request copies of these documents, for a copying fee, by writing to the SEC.

                                SAFESCIENCE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Reports of Independent Auditors..............................................F-2
Consolidated Balance Sheets..................................................F-3
Consolidated Statement of Liabilities and Stockholders' Equity...............F-4
Consolidated Statements of Operations........................................F-5
Consolidated Statements of Stockholders' Equity..............................F-6
Consolidated Statements of Cash Flows........................................F-7
Notes to Consolidated Financial Statements...................................F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

   To the Stockholders and Board of Directors of SafeScience, Inc.:

         We have audited the accompanying consolidated balance sheets of SafeScience, Inc. and subsidiaries (the Company) (formerly IGG International, Inc., a Nevada corporation) as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

   /s/ Arthur Andersen


   Boston, Massachusetts
   February 23, 2000
   (except for the matter discussed in Note 11, for which the date is March 30, 2000)

                                SAFESCIENCE, INC.
                           CONSOLIDATED BALANCE SHEET



                                                                  DECEMBER 31,
                                                           ---------------------------
                                                              1999             1998
                                                           -----------    ------------
ASSETS
Current assets:
   Cash and cash equivalents ...........................   $ 3,377,067    $ 3,439,408
   Accounts receivable, net of allowance for doubtful
      accounts of approximately $43,000 at December 31,
      1999..............................................        95,222           --
Inventory...............................................       356,211           --
Prepaid expenses, trade credits and other current assets       538,823        112,673
                                                           -----------    ------------
           Total current assets ........................     4,367,323      3,552,081
                                                           -----------    ------------

PROPERTY AND EQUIPMENT, AT COST
Computer, office and laboratory equipment ..............       470,614        187,255
Furniture, fixtures and leasehold improvements .........       210,274        114,673
Motor vehicles .........................................        46,100
      Subtotal .........................................       726,988        301,928
                                                           -----------    ------------
Less accumulated depreciation ..........................      (207,267)       (81,704)
           Total .......................................       519,721        220,224
                                                           -----------    ------------

OTHER ASSETS
Note receivable-- related parties ......................       661,005         86,827
Restricted cash ........................................       108,128        108,128
Deposits ...............................................        14,068          1,328
                                                           -----------    ------------
      Total other assets ...............................       783,201        196,283
                                                           -----------    ------------


           Total assets ................................   $ 5,670,245    $ 3,968,588
                                                           ===========    ============



                   The accompanying notes are an integral part of these consolidated financial statements.

                                SAFESCIENCE, INC.
                      LIABILITIES AND STOCKHOLDERS' EQUITY



                                                                   DECEMBER 31,
                                                          -----------------------------
                                                               1999            1998
                                                          -------------   -------------
Current Liabilities:
Current portion of capital lease obligation ...........   $       --      $      4,608
Accounts payable ......................................        484,208         246,813
Accrued liabilities ...................................        644,945         185,443
Deferred revenue ......................................         19,975          19,975
                                                          -------------   -------------
           Total current liabilities ..................      1,149,128         456,839
                                                          -------------   -------------

Capital lease obligation, less current portion ........           --            11,300
Commitments and contingencies (Note 8) ................           --              --
Stockholders' equity:
Preferred  stock, .01 par value; authorized - 5,000,000
shares; issued and outstanding - None ..................          --              --
Common  stock, $.01 par value; authorized - 100,000,000
shares; issued and outstanding:
  16,835,923 shares at December 31, 1999
  14,107,216 shares at December 31, 1998 ..............        168,359         141,072
Additional paid-in capital ............................     34,388,615      17,749,766
Note receivable from officer - issuance of common stock     (3,343,750)           --
Accumulated deficit ...................................    (26,692,107)    (14,390,389)
           Total stockholders' equity .................      4,521,117       3,500,449
                                                          -------------   -------------

Total liabilities and stockholders' equity ............   $  5,670,245    $  3,968,588
                                                          =============   =============




                   The accompanying notes are an integral part of these consolidated financial statements.

                                SAFESCIENCE, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                             DECEMBER 31,
                                              -------------------------------------------
                                                  1999            1998           1997
                                              ------------    ------------    -----------
Sales .....................................   $  1,368,513    $       --      $       --
Costs of Goods Sold .......................      1,410,731            --              --
                                              ------------    ------------    ------------
      Gross Loss ..........................        (42,218)           --              --
                                              ------------    ------------    ------------
General and administrative expenses .......      6,500,041       4,339,093       2,428,072
Marketing expenses ........................      3,194,589          81,793            --
Research and development expenses .........      2,910,299       2,174,400       2,390,021
                                              ------------    ------------    ------------
      Operating loss ......................    (12,647,147)     (6,595,286)     (4,818,093)
                                              ------------    ------------    ------------
Other income (expense):
Interest expense ..........................         (8,063)           (392)           --
Interest income ...........................        353,492         122,173          83,618
                                              ------------    ------------    ------------
      Total other income (expense) ........        345,429         121,781          83,618
                                              ------------    ------------    ------------
Basic and diluted net loss ................   $(12,301,718)   $ (6,473,505)   $ (4,734,475)
                                              ============    ============    ============
Basic and diluted net loss per common share   $      (0.77)   $      (0.50)   $      (0.43)
Basic and diluted weighted average number
    of common shares outstanding...........     16,060,783      13,000,259      11,022,577





                   The accompanying notes are an integral part of these consolidated financial statements.

                                SAFESCIENCE, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                        COMMON STOCK
                                                 ------------------------
FOR THE YEARS ENDED DECEMBER 31                                                              NOTE
1999, 1998, AND 1997                                                          ADDITIONAL    RECEIVED                  STOCKHOLDER
                                                  NUMBER OF                     PAID-IN      FROM       ACCUMULATED     EQUITY
                                                   SHARES       AMOUNT          CAPITAL     OFFICER       DEFICIT      (DEFICIT)
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996 ....................  9,462,641   $     94,626    $  3,385,874        --      $ (3,182,409)  $   298,091
Common stock issued for cash at $2.00 to
$3.00 per share with warrants attached,
net of costs of $175,000 ......................    750,000          7,500       1,567,500        --                       1,575,000
Common stock issued as part of a private
placement at $2.50 per share with warrants
attached, net of issuance costs of $63,375 ....    463,000          4,630       1,076,995        --                       1,081,625
Common stock issued as part of a private
placement at $3.00 per share with warrants
attached ......................................    533,867          5,339       1,596,478        --                       1,601,817
Common stock issued for common stock of
International Gene Group, Inc. minority
interests .....................................    205,469          2,055         717,087        --                         719,142
Common stock issued for consulting
services and wages valued at $2.00 to
$5.81 per share ...............................    195,800          1,958         822,300        --                        824,258
Stock options for 141,426 shares of
common stock issued for consulting and
professional services valued at $2.90
to $5.83 per option ...........................       --             --           557,662        --                         557,662
Stock options exercised .......................    187,799          1,878          (1,878)       --                         520,000
Warrants exercised ............................    300,000          3,000         517,000        --                           --
Net loss ......................................       --             --              --          --        (4,734,475)   (4,734,474)
                                                ----------   ------------    ------------   ------------ -------------  ------------

BALANCE, DECEMBER 31, 1997 .................... 12,098,576        120,986      10,239,018        --        (7,916,884)    2,443,120
Common stock issued as part of a private
placement at $2.75 per share with warrants
attached ......................................    181,818          1,818         498,182        --                         500,000
Common stock issued as part of a private
placement at $3.00 per share with warrants
attached ......................................    145,999          1,460         436,540        --                         438,000
Common stock issued as part of a private
placement at $4.25 per share, net of
$101,200 in issuance costs ....................    406,206          4,062       1,621,114        --                       1,625,176
Common stock issued as part of a private
placement at $3.50 per share net of
$97,220 in issuance costs .....................    646,918          6,469       2,155,275        --                       2,161,744
Common stock issued as part  of a private
placement at $4.50 per share ..................    179,222          1,792         804,710        --                         806,502
Common stock issued for services and
wages valued at $2.88 to $6.94 per share ......    332,263          3,323       1,289,926        --                       1,293,249
Common stock issued as charitable
contribution at $3.55 to $4.30 per share ......      5,000             50          18,450        --                          18,500
Stock options issued for consulting and
professional services valued at $3.63 to
$7.66 per option ..............................       --             --           687,463        --                         687,463
Stock options exercised .......................    111,214          1,112            (912)       --                             200
Net loss ......................................       --             --            --            --        (6,473,505)   (6,473,505)
                                                ----------   ------------    ------------   ------------ -------------  ------------

BALANCE, DECEMBER 31, 1998 .................... 14,107,216        141,072      17,749,766        --       (14,390,389)    3,500,449
Options exercised .............................     71,153            712            (127)       --                             585
Options granted to non-employees ..............       --             --           528,233        --                         528,233
Private placements net of $445,259 in
issuance costs ................................  1,615,706         16,157       9,119,944        --                       9,136,101
Stock issued for services .....................    218,276          2,183       1,413,727        --                       1,415,910
Warrants exercised ............................    545,396          5,454       1,812,374        --                       1,817,828
Notes receivable from issuance of
common stock ..................................    250,000          2,500       3,341,250    (3,341,250)                      --
Common stock issued as legal settlement .......     20,453            204         306,590        --                         306,794
Cashless options exercised ....................      7,723             77         116,858        --                         116,935
Net loss ......................................       --             --              --          --       (12,301,718)  (12,301,718)
                                                ----------   ------------    ------------   ------------ -------------  ------------

BALANCE, DECEMBER 31, 1999 .................... 16,835,923   $    168,359    $ 34,388,615   $(3,341,250) $(26,692,107)  $ 4,521,117
                                                ==========   ============    ============   ============ -------------  ===========-

                   The accompanying notes are an integral part of these consolidated financial statements.

                                SAFESCIENCE, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                           YEAR ENDED DECEMBER 31,
                                                                   -------------------------------------
                                                                   1999             1998            1997
                                                                   ----             ----            ----
Cash Flows from Operating Activities:
Net loss ...................................................   $(12,301,718)   $ (6,473,505)   $ (4,734,475)
Adjustments to reconcile net loss to net cash used in
    operating activities:
    Operating expenses paid in common stock and options ....      2,367,871       1,999,212       1,382,460
    Issuance of stock for minority interest ................           --              --           719,142
    Depreciation and amortization ..........................        125,563          53,684          15,545
Changes in assets and liabilities:
    Accounts receivable ....................................        (95,222)           --              --
    Inventory ..............................................       (356,211)           --              --
    Prepaid expenses, trade credits and other current assets       (426,150)        (61,354)        (31,678)
    Accounts payable .......................................        237,395          97,959          86,206
    Accrued liabilities ....................................        459,503        (119,320)        176,663
    Deferred revenue .......................................           --             9,975          10,000
                                                               ------------    ------------    ------------
          Net cash used in operating activities ............     (9,988,969)     (4,493,349)     (2,376,137)
                                                               ------------    ------------    ------------
Cash Flows from Investing Activities:
    Purchases of property and equipment ....................       (425,060)       (205,188)        (39,744)
    Loans to related parties ...............................       (574,177)           --           (90,000)
    Repayment of stockholders' loans .......................           --             1,167             767
    Decrease (increase) in deposits, net ...................        (12,741)          5,000          (4,539)
    Net cash paid in acquisition ...........................           --              --              --
    Decrease in restricted cash ............................           --            11,010        (119,138)
                                                               ------------    ------------    ------------
          Net cash used in investing activities ............     (1,011,978)       (188,011)       (252,654)
                                                               ------------    ------------    ------------
Cash Flows from Financing Activities: ......................           --              --              --
    Short-term borrowing ...................................           --              --              --
    Payment on short-term borrowing ........................           --              --              --
    Payments on notes payable ..............................        (15,908)           --              --
    Payments for obligations under capital lease ...........           --            (5,166)           --
    Proceeds from issuance of common stock .................      9,136,101       5,531,422       4,778,442
    Proceeds from exercise of warrants .....................      1,817,828            --              --
    Proceeds from issuance of common stock .................            585            --              --
         Net cash provided by financing activities .........     10,938,606       5,526,456       4,778,442
                                                               ------------    ------------    ------------
Net (Decrease) Increase in Cash ............................        (62,341)        845,096       2,149,665
Cash and Cash Equivalents,  beginning of period ............      3,439,408       2,594,312         441,661
                                                               ------------    ------------    ------------
Cash and Cash Equivalents,  end of period ..................   $  3,377,067    $  3,439,408    $  2,594,312
                                                               ============    ============    ============
Supplemental Disclosure of Cash Flow Information: ..........           --              --              --
Equipment acquired under capital lease obligations .........           --            21,074            --
Note receivable from issuance of common stock ..............      3,343,750            --              --
Supplemental Disclosure of Cash Flow Information: ..........           --              --              --
Cash paid for interest .....................................            319             392            --




                   The accompanying notes are an integral part of these consolidated financial statements.

                                SAFESCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.         SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

           ORGANIZATION

         SafeScience, Inc. (f/k/a IGG International, Inc.) (the Company) was formed in 1992 for the research and development of pharmaceutical products based on carbohydrate chemistry. Today, the Company has two wholly owned subsidiaries:
International Gene Group, Inc. and SafeScience Products, Inc. The Company has expanded its focus to include other pharmaceuticals, agricultural, consumer and home and garden products. International Gene Group, Inc. focuses on the development of carbohydrate-based pharmaceutical products related to two major areas of disease: cancer and fungal infections. SafeScience Products, Inc. focuses on developing agricultural, consumer and home and garden applications for products some of which are also based upon carbohydrate chemistries. These products will be either licensed from or jointly developed with third parties (Note 9). SafeScience, Inc., International Gene Group, Inc. and SafeScience Products, Inc. maintain an office in Boston, Massachusetts.

         The Company was a development stage enterprise from inception until 1998.

         The Company is producing and marketing its consumer and industrial products while continuing its efforts toward product research and development and raising capital. Management anticipates that additional revenues may be derived from products under development or those developed in the future. Principal risks to the Company include the successful development and marketing of products to obtain profitable operations, dependence on collaborative partners, the need to obtain adequate financing to fund future operations, United States Food and Drug Administration approval and other regulatory agencies, clearance and regulation, dependence on key individuals and competition from substitute products and larger companies.

           PRINCIPLES OF CONSOLIDATION

         The Company's consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, International Gene Group, Inc., and SafeScience Products, Inc. All material intercompany transactions and accounts have been eliminated in the consolidated financial statements.

           USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of operational expenses during the reporting period. Actual results could differ from those estimates.

           REVENUE RECOGNITION

         The Company recognizes revenue related to product sales upon shipment of the product. The Company provides for anticipated product returns at the time of product shipment. Approximately $703,000 or 51.4% of the Company's revenues for the year ended December 31, 1999 were derived from a barter transaction.

           CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents at December 31, 1999 and 1998 include approximately $1,042,000 and $254,000, and approximately $2,335,000 and $3,122,000, respectively, held in an overnight investment account, which is reinvested daily in government securities funds and money market funds. Restricted cash represents funds held under an irrevocable standby letter of credit. The letter of credit serves as a security for the Company's facility lease. The funds are being held in an investment account.

           INVENTORY

         Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following:

                    DECEMBER 31, 1999
                    Raw Materials....................           $266,702
                    Finished goods...................             89,509
                                                               ---------
                    Total inventory..................           $356,211
                                                               =========

           DEPRECIATION AND AMORTIZATION

         The Company provides for depreciation and amortization using straight-line and accelerated declining balance methods to allocate the cost of property and equipment over their estimated useful lives as follows:

                    ASSET CLASSIFICATION                 ESTIMATED USEFUL LIFE
                    --------------------                 ---------------------
                    Computer, office & laboratory
                    equipment..........................          3 - 5 years
                    Furniture and fixtures.............             7 years
                    Motor vehicles.....................             4 years

           RESEARCH AND DEVELOPMENT

         Research and development costs, which consist primarily of expenses for consultants, supplies and testing, are charged to operations as incurred.

           NET LOSS PER SHARE

         In December 1997, the Company adopted Statement of Financial Accounting Standards Statement (SFAS) No. 128, Earnings per Share. Basic loss per share is computed using the weighted-average number of common shares outstanding. Diluted net loss per share is the same as basic net loss per share as the inclusion of common stock equivalents would be antidilutive. Antidilutive securities that are not included in diluted net loss per common share were 660,424, 840,532 and 601,763 for 1999, 1998 and 1997, respectively.

           COMPREHENSIVE INCOME

         Effective January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. Comprehensive income loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The Company's comprehensive net loss is the same as net loss for all periods presented.

           DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE

         The Company has adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in the fiscal year ended December 31, 1998. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions how to allocate resources and assess performance. The Company's chief decision-maker, as defined under SFAS No. 131, is the chief executive officer. The Company's sales are primarily confined to one geographic area. During the year ended December 31, 1999, 99.3% of all sales were in the United States. To date, the Company has viewed its operations and manages its business as one principal operating segment. In addition, the Company does not prepare financial statement information for other than one segment. As a result, the financial information disclosed herein represents all of the material financial information related to the Company's principal operating segment.

           CONCENTRATIONS OF CREDIT RISK

         SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet risk and credit risk concentrations. The Company has no significant off-balance-sheet risk or credit risk concentrations. The Company maintains its cash and cash equivalents with multiple financial institutions and invests in investment-grade securities.

           FINANCIAL INSTRUMENTS

         The estimated fair values of the Company's consolidated financial instruments, which include cash equivalents, notes receivable and accounts payable, approximate their carrying value due to the short maturity of these instruments. The estimated fair value of the Company's capital lease obligations approximates its carrying value based upon the current rates offered to the Company for similar type arrangements. As of January 31, 1999 there were no capital lease obligations.

           POST RETIREMENT BENEFITS

         The Company has no obligations for post retirement benefits.

           RECLASSIFICATION

         Certain items in the prior years consolidated financial statements have been reclassified to conform to their 1999 presentation.

           DERIVATIVE INSTRUMENTS AND HEDGING ACCOUNTING

         In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The statement as amended by SFAS No. 137 is effective for the year ended December 31, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. The Company does not expect adoption of this statement to have a material impact on its consolidated financial position or results of operations.

2.         NOTES RECEIVABLE - RELATED PARTIES

         Notes receivable from related parties includes $85,514 of promissory notes from two officers/stockholders of the Company. The loans are payable in monthly installments of $375 and $160, including interest at 5.66% and 6.65%, respectively, with final payments of $60,601 due on March 11, 2002 and $23,603 due on June 20, 2002. Each note is collateralized by shares of the Company's common stock held by each individual.

         During the year, the Company advanced $ 150,000 to one of its suppliers. The outstanding principal balance accrues interest at 8.25% per annum, with interest payable quarterly in arrears commencing three months after the date of the first advance. All outstanding principal, together with accrued interest on the unpaid principal balance of this note, will be due and payable on May 14, 2001.

         During the second quarter of 1999, the Company advanced $72,000 to a senior executive and in the third quarter of 1999 advanced an additional $200,000 under two non-recourse promissory notes. The outstanding principal balance of the $72,000 promissory note accrues interest at 4.92% per annum, compounded semi annually and the outstanding principal balance of the $200,000 promissory note accrues interest at 5.35% per annum, compounded semi-annually. The executive has pledged 5,970 shares of the Company's common stock as collateral for the $72,000 promissory note and 9,553 shares of the Company's common stock as collateral for the $200,000 promissory note. All outstanding principal, together with accrued interest on the unpaid principal balance of the $72,000 and $200,000 promissory notes, are due August 4, 2000 and May 5, 2000, respectively. Pursuant to such promissory notes, the executive agreed not sell any shares of the Company's common stock prior to April 1, 2000 with respect to the $72,000 promissory notes and January 1, 2000 with respect to the $200,000 promissory note.

         On June 15, 1999, the Company entered into a transaction whereby a senior executive relinquished an option to purchase 100,000 shares of common stock for a price of $0.01 per share which would have vested on January 1, 2000 and, in exchange, the Company issued to the executive a stock option for 250,000 shares of common stock at an exercise price of $10.70 per share, the estimated fair market value of the common stock on the date of the transaction. The option was exercised immediately. The Company loaned the executive an amount representing the entire exercise price. The principal balance of this note receivable from the issuance of common stock represents 80% of the value of the purchase price of $3,343,750 for the shares issued or $2,675,000 and accrues interest at 4.92% per annum, compounded semi-annually. The difference of $ 668,750 was recorded as a non-cash compensation expense. The executive has pledged the 250,000 shares of common stock as collateral. The note is non-recourse and is secured only by the pledged shares. All outstanding principal, together with accrued interest on the unpaid principal balance of this note, will be due on June 15, 2004. The balance outstanding at December 31, 1999 is $ 2,750,000 and is shown in the accompanying statement of stockholders' equity.

3.         CAPITAL LEASE OBLIGATION

         During the year ended December 31, 1999, the Company purchased a vehicle that was previously leased. The capital lease obligations at December 31, 1998 consisted of the following:

                                                                      1998
                                                                      ----
Capital lease, due in monthly installments of $418,
including interest at 2.96% through
April 2002, secured by a motor vehicle...........................   $ 15,908
Less-Current portion.............................................      4,608
                                                                    --------
                                                                    $ 11,300
                                                                    ========

         Property and equipment under capital leases are capitalized using interest rates appropriate at the inception of each lease. The net book value of property and equipment under capital leases amounted to $16,859 at December 31, 1998. Property and equipment under capital leases were net of accumulated amortization of $4,215 at December 31, 1998.

4.         STOCKHOLDERS' EQUITY

           AUTHORIZED SHARES

         On June 29, 1999, at the 1999 Stockholders' meeting, the Company's Articles of Incorporation were amended to increase the authorized common shares from 25,000,000 to 100,000,000.

           SALES OF COMMON STOCK

         In November 1996, the Company began a private placement offering of common stock. As of December 31, 1996, 190,000 shares had been sold at $2.50 per share. In 1997, the Company sold an additional 463,000 shares at $2.50 per share. These shares included a detachable warrant to purchase one share of common stock for $3.50 for every four shares of common stock purchased. As of December 31, 1999, all warrants had been exercised.

         In September 1997, the Company completed an additional sale of 250,000 shares of common stock for $675,000 under regulation S of the Securities and Exchange Commission's regulations. These shares also include an attached warrant to purchase one share of common stock for $4.75 for every four shares of common stock purchased. As of December 31, 1999, no warrants were outstanding.

         In January 1997, the Company completed a sale of 500,000 shares of common stock for $900,000 under regulation S of the Securities and Exchange Commission's regulations. These shares also included an attached warrant to purchase one share of common stock for $3.50 for every four shares of common stock purchased. As of December 31, 1999, no warrants were outstanding as all warrants had been exercised.

         In March 1998, the Company completed a sale of 181,818 shares of common stock at $2.75 per share. These shares also included a detachable warrant to purchase one share of common stock for $4.75 for every four shares of common stock purchased. As of December 31, 1999 all warrants had been exercised.

         In June 1998, the Company completed a private placement offering of common stock. During the period January 1, 1998 through June 30, 1998, the Company sold 146,000 shares of common stock at $3.00 per share. The Company had sold 533,867 shares of common stock at $3.00 per share as of December 31, 1997. These purchases included an attached warrant to purchase one share of common stock for $4.75 for every four shares purchased. As of December 31, 1999, all warrants had been exercised.

         In September 1998, the Company completed a private placement offering of common stock. During the year ended December 31, 1998, the Company sold 406,206 shares of common stock at $4.25 per share.

         During the period from September 1998 through December 1998, the Company completed a private placement of common stock. During the four months ended December 31, 1998, the Company sold 561,133 shares of common stock at $3.50 per share. The Company had sold 85,714 shares of common stock at $3.50 per share as of September 30, 1998.

         In November 1998, the Company began a new private placement of common stock. Through December 31, 1998, the Company sold 179,222 shares of common stock at $4.50 per share. During the year ended December 31, 1999 the Company sold 1,398,480 shares of common stock at $ 4.50 per share.

         In July 1999 the Company began a new private placement of common stock. During the period from July 1, 1999 through December 31, 1999 the Company sold 216,605 shares of common stock. The price per share has been calculated for each investor based upon the average fair market value of the stock for a specified period preceding the purchase date.

           STOCK OPTION PLAN

         The Company has a Nonqualified Stock Option Plan (1996 Plan) and has registered 500,000 shares of common stock with the Securities and Exchange Commission for future issuance under option agreements. The exercise price of each option will be determined by the Board of Directors and must be exercised within ten years from May 1, 1996. The Company may issue these options to its officers, directors, employees and consultants. As of December 31, 1998, options to purchase 11,659 shares were available for future grant.

         Effective December 1, 1998, the Company adopted the 1998 Incentive Stock Option Plan under which 600,000 shares of common stock were reserved for issuance under option agreements. As with the 1996 Plan, the exercise price of the each option will be determined by the Board of Directors and may be issued to officers, directors, employees and consultants. Additionally, the options must be exercised within ten years from December 1, 1998. As of December 31, 1999, options to purchase 35,000 shares were available for future grant.

         The Company has entered into agreements with various employees and consultants for the grant of stock options and shares of common stock at $0.01 per share. During 1999 and 1998, the Company granted options and shares totaling 246,452 and 153,517 shares, respectively, and recorded charges to operations of approximately $2,815,400 and $1,999,000 respectively, relating to these grants. The charge to operations represented the fair market value of the underlying common stock or option.

         The following table summarizes all stock option activity to employees and consultants for services and all warrant activity in connection with equity financings as of December 31, 1999.

                                           WEIGHTED AVERAGE       EXERCISE PRICE
                                           NUMBER OF SHARES         PER SHARE
                                           ----------------         ---------
           BALANCE, DECEMBER 31, 1996            154,706             $  0.01
           Granted                               141,426                0.01
           Exercised                            (187,799)               0.01
                                                ---------
           BALANCE, DECEMBER 31, 1997            108,333             $  0.01
           Granted                               193,028                1.72
           Exercised                            (111,214)               0.01
                                                ---------
           BALANCE, DECEMBER 31, 1998            190,147             $  1.74
           Granted                               486,931               12.94
           Exercised                             (78,877)               3.67
           Forfeited                             (12,777)              13.38
                                                ---------
           BALANCE, DECEMBER 31, 1999            585,424             $ 10.42
                                                ---------
           Exercisable December 31, 1997         108,333                0.01
           Exercisable December 31, 1998         108,597                1.74
           Exercisable December 31, 1999         561,424               10.42

         The following table presents weighted-average price and life information about significant option groups outstanding at December 31, 1999:

                                                  OPTIONS OUTSTANDING                                   OPTIONS EXERCISABLE
                             ---------------------------------------------------------------       ---------------------------------
       RANGE OF EXERCISE     NUMBER            WEIGHTED AVERAGE REMAINING   WEIGHTED AVERAGE       NUMBER           WEIGHTED AVERAGE
       PRICES                OUTSTANDING       CONTRACTUAL LIFE             EXERCISE PRICE         EXERCISABLE      EXERCISE PRICE
       ------                -----------       --------------------------   ----------------       -----------      ----------------
       $ 0.01                     70,912                8.3 years                $ 0.01                 70,912           $  0.01
       3.00                       30,000                8.0 years                  3.00                 30,000              3.00
       5.50                       60,000                9.0 years                  5.50                 36,000              5.50
       11.00 to 14.56              5,112                9.5 years                 13.94                  5,112             13.94
       13.38                     419,400                2.5 years                 13.38                419,400             13.38
                                 -------                                                               -------

                                 585,424                                                               561,424

           PRO FORMA DISCLOSURES OF STOCK-BASED COMPENSATION

         In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the measurement of the fair value of stock options or warrants granted to employees to be included in the statement of operations or, alternatively, disclosed in the notes to financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and elect the disclosure-only alternative under SFAS No. 123. The Company records the fair market value of stock options and warrants granted to non-employees in the consolidated statement of operations. The Company has computed the pro forma disclosures required under SFAS No. 123 for stock options granted in 1999, 1998 and 1997 using the Black-Scholes option pricing model.

         The weighted average assumptions used for 1999, 1998 and 1997 are as follows:

                                                                   1999                   1998                    1997
                                                                   ----                   ----                    ----
         Risk-free interest rate . . . . . . . . . . . . .         5.8%            4.2% - 5.6%             5.8% - 6.8%
         Expected dividend yield . . . . . . . . . . . . .            -                      -                       -
         Expected life . . . . . . . . . . . . . . . . . .      5 years                5 years                 5 years
         Expected volatility.  . . . . . . . . . . . . . .           60%                    60%                     60%
         Weighted average fair value of options granted  .       $ 8.84                 $ 2.52                  $ 2.49


         Had compensation cost for the Company's stock option plans been determined consistent with SFAS No. 123, net loss would have been as follows:

                                                                   1999                   1998                    1997
                                                                   ----                   ----                    ----
         As Reported Net loss . . . . . . . . . . . . . . $ (12,301,718)          $ (6,473,505)           $ (4,734,475)
         Pro Forma Net loss.  . . . . . . . . . . . . . .   (12,792,904)            (6,516,065)             (4,734,475)
         Basic and diluted net loss per common share . . .      $ (0.77)               $ (0.50)              $   (0.43)
         Basic and diluted net loss per common share . . .    $   (0.80)             $   (0.50)              $   (0.43)


           WARRANTS

         The following table summarizes all warrant activity in connection with equity financing as of December 31, 1999:

                                                                                             WARRANTS
                                                                              -------------------------------------------
                                                                                NUMBER          WEIGHTED AVERAGE EXERCISE
                                                                              OF SHARES              PRICE PER SHARE
         BALANCE, DECEMBER 31, 1996 . . . . . . . . . . . . . . . .            747,500                   $ 3.59
         Granted  . . . . . . . . . . . . . . . . . . . . . . . . .            445,930                     4.06
         Exercised. . . . . . . . . . . . . . . . . . . . . . . . .           (300,000)                    1.73
         Cancelled. . . . . . . . . . . . . . . . . . . . . . . . .           (400,000)                    5.00
                                                                              ---------
         BALANCE, DECEMBER 31, 1997 . . . . . . . . . . . . . . . .            493,430                     4.00
         Granted  . . . . . . . . . . . . . . . . . . . . . . . . .            156,955                     7.45
                                                                              ---------
         BALANCE, DECEMBER 31, 1998 . . . . . . . . . . . . . . . .            650,385                     4.10
         Granted  . . . . . . . . . . . . . . . . . . . . . . . . .             14,750                     4.75
         Exercised. . . . . . . . . . . . . . . . . . . . . . . . .           (551,678)                    4.75
         Cancelled .  . . . . . . . . . . . . . . . . . . . . . . .            (38,457)
                                                                              ---------
         BALANCE, DECEMBER 31, 1999 . . . . . . . . . . . . . . . .             75,000                    10.40
                                                                              =========
         Exercisable, December 31, 1997 . . . . . . . . . . . . . .            493,430                     4.00
         Exercisable, December 31, 1998 . . . . . . . . . . . . . .            650,385                     4.10
         Exercisable, December 31, 1999 . . . . . . . . . . . . . .             75,000                    10.40


           ACQUISITION OF MINORITY INTEREST IN SUBSIDIARY

         In 1997, the Company acquired the remaining minority interest in its subsidiary, International Gene Group, Inc. by issuing 205,469 shares of restricted stock in exchange for outstanding shares in the subsidiary. Research and development costs have been charged for $719,142, which represented the fair market value of the shares issued.

5.         RELATED PARTY TRANSACTIONS

         In January 1994, the Company agreed that its founder, Dr. David Platt, would receive a royalty of 2% of net sales, in exchange for the licensed patent rights on certain products being developed. The Company has agreed to pay all of the costs to procure and maintain any patents granted under this agreement. The agreement includes a requirement that the royalties paid in the sixth year of this agreement and all subsequent years meet a minimum requirement of $50,000. If this requirement is not met, Dr. Platt may terminate the agreement and retain the patent rights. The Company may terminate the agreement on sixty days' notice. The Company has not made any royalty payments under the agreement. The parties executed an amendment to the agreement to delay the first year of this minimum threshold from 1999 to 2002.

           On December 6, 1996, Dr. Platt signed a Confidentiality and Invention Agreement with the Company. The Agreement provides that Dr. Platt assigns all his rights, title and interest in any invention, data or idea, made or conceived or reduced to practice either alone or jointly with others to the Company. Further, the agreement provides all rights thereto shall remain the sole property of the Company and Dr. Platt agreed not to disclose any information about the Company's confidential information.

6.         TRADE CREDITS

         The Company has entered into a trade agreement with a barter company for the exchange of goods and services. This barter company purchased approximately $718,000 of products from the Company and paid for these products by issuing $718,000 of advertising credits. The barter company acquires advertising media on behalf of the Company; 55% of the net cost of all media utilized by the Company is payable in cash and the remaining 45% is charged against the trade credit. As of December 31, 1999 advertising credits in the amount of $ 387,776 are included in other current assets.

         The Company plans to utilize these credits during the year ended December 31, 2000.

7.         LEASE COMMITMENTS

           CLINICAL TRIALS

         During the first quarter of 2000, the Company agreed to retain Covance Inc. for the purpose of conducting two studies to evaluate the effect of GBC-590 in clinical trials. The duration of the pancreatic cancer study may cover approximately 25 months and may cost approximately $ 900,000. The colorectal cancer study may also require 25 months and may cost approximately $ $1,650,000. A separate services agreement in support of the Company's CAN-296 product in an amount up to $360,000 was executed on January 31, 2000.

           LEASES

         The Company leases office space in Boston, Massachusetts, under an operating lease expiring in May 2004. The Company also leases certain equipment under operating leases.

         Minimum future payments under the operating leases as of December 31, 1999 for each of the next five calendar years are approximately as follows:

                         YEARS ENDING
                         DECEMBER 31,
                         ------------
                         2000.................           $308,000
                         2001.................            307,000
                         2002.................            316,000
                         2003.................            337,000
                         2004.................            142,000
                                                      -----------
                                                       $1,410,000
                                                      ===========

         Rent expense in the accompanying consolidated statements of operations was approximately $223,000 $100,000 and $45,700 in 1999, 1998, and 1997
respectively.

8.         LICENSING AGREEMENTS

         During the year ended December 31, 1999, the Company and Volcani Institute agreed not to continue their research program, however, the Company retained the exclusive right to sell licensed products Elexa PDB under a royalty agreement. No products were sold in 1999 or 1998 therefore no royalty payments where due. The company paid $200,000, $200,000 and $327,000 in 1999, 1998 and
1997, respectively, related to this agreement.

         During the year ended December 31, 1999 the Company terminated its agreement with Agrogene Ltd. No payments were made during 1998 or 1999.

         In October 1997, the Company entered into an agreement to license certain patented technology from Leket-Bar Chemicals, Ltd. The Company is required to pay license fees totaling $400,000 over the next four years as well as royalties on future product sales. The Company paid $39,000 during 1999 and $175,000 in 1998.

         During the Year ended December 31, 1999 the Company terminated its agreement with Dominion BioSciences, Inc. ("DBI"). The Company made payments to DBI of $ 0 and $ 100,000 in 1999 and 1998, respectively.

9.         INCOME TAXES

         The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, the objective of which is to recognize the amount of current and deferred income taxes payable or refundable at the date of the consolidated financial statements as a result of all events that have been recognized in the accompanying consolidated financial statements, as measured by enacted tax laws.

         At December 31, 1999, the Company has net operating loss carryforwards for federal income tax purposes of approximately $25,168,000, which expire through 2019. The Company also has certain tax credits available to offset future federal and state income taxes, if any. Net operating loss carryforwards and credits are subject to review and possible adjustments by the Internal Revenue Service and may be limited in the event of certain cumulative changes in excess of 50% in the ownership interests of significant stockholder over a three-year period.

         The components of the Company's deferred tax asset follow:

                                                    1999               1998
                                                ------------       -----------
           Net operating loss carryforwards     $ 10,067,000       $ 5,405,000
           Tax credit carryforwards                  465,000           296,000
           Temporary differences                     (42,000)          174,000
           Total deferred tax assets              10,490,000         5,875,000
           Less Valuation allowance              (10,490,000)       (5,875,000)
           DEFERRED TAX ASSETS                  $         -        $        -
                                                ============       ===========

           In evaluating realizability of these deferred tax assets, management has considered the Company's short operating history, the volatility of the market in which it competes and the operating losses incurred to date, and it believes that given the significance of this evidence, a full valuation reserve against its deferred tax assets is required as of December 31, 1999 and 1998. The increase in the valuation allowance during these periods primarily relates to the increase in the Company's net operating loss carryforwards.

10.        EMPLOYEE BENEFIT PLAN

         The Company instituted the SafeScience 401(k) Plan (the Plan) in 1998, pursuant to which employees may defer compensation for income tax purposes under
Section 401(k) of the Internal Revenue Code. Substantially all of the Company's employees are eligible to participate in the Plan. Participants may contribute up to 20% of their annual compensation to the Plan, subject to certain limitations. The Company could match a discretionary amount as determined by the Board of Directors. The Company did not make any contributions to the Plan during 1998 and 1999.

11.        SUBSEQUENT EVENTS

         During the first quarter of 2000, the Company has raised $5,000,000 in a private placement offering of common stock whereby 346,021 shares were sold at $14.45 per share. These shares included a warrant to purchase 108,996 additional shares at $15.98 per share exercisable for five years, and a warrant to purchase shares at $0.01 per share, the number of shares to be determined in the future according to a formula based on the then price per share compared to the $14.45 common stock offering price.

         The purchasers have certain rights, including but not limited to, registration rights, rights-of-first-refusal, and adjustments for certain events. Net proceeds from the offering were $4,625,000. The purchasers have a commitment to purchase up to $2,000,000 additional shares also at $14.45 per share upon the date at which the registration statement for the initial shares becomes effective, provided the date is no later than June 29, 2000. In addition, the purchasers have a commitment to purchase $7,000,000 in additional shares at the price equal to the lesser of (i) 110% of the average of the closing bid prices of the Company's Common Stock for the four trading days preceding the closing date of the tranche and (ii) $16.00, with additional warrants within 190 - 210 days from closing of the initial transaction subject to conditions, including but not limited to, market capitalization, trading volume, and share price conditions.

         During the first quarter of 2000, the Company raised $4,000,000 in a private placement offering of common stock whereby 333,334 shares were sold at $12.00 per share. These shares included warrants to purchase 75,758 additional shares at $15.98 per share exercisable for five years. The purchasers have "piggyback" registration rights in any registered public offering of common shares by the Company subject to standard underwriter consent and cut-backs and lock-ups.

                                     [LOGO]

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

NATURE OF EXPENSE                                                    AMOUNT
-----------------                                                   --------
SEC Registration Fee..........................................      $  2,695
NASD Filing Fee...............................................             *
Nasdaq National Market Listing Fee............................        10,238
Accounting Fees and Expenses..................................             *
Legal Fees and Expenses.......................................             *
Blue Sky Qualification Fees and Expenses......................             *
Transfer Agent's Fee..........................................             *
Miscellaneous.................................................             *
                                                                    ---------
Total.........................................................             *
          ---------

*       To be completed by amendment.

         The amounts set forth above, except for the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and Nasdaq SmallCap Market fees, are in each case estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Subsection 1 of Section 78.7302 of Chapter 78 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

         Subsection 2 of Section 78.7502 of the NGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         Section 78.751 of the NGCL provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) and (2), or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith; that indemnification provided for by
Section 78.751 of the NGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

         Finally, Section 78.752 of the NGCL provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

         Article V of our by-laws provides SafeScience shall indemnify any person who was or is a party or is threatened to be made a party to any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator, or intestate is or was a director or officer of SafeScience, or is or was serving at the request of SafeScience as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body against all expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding (including appeals) or the defense or settlement thereof or any claim, issue, or matter therein, to the fullest extent permitted by the laws of Nevada as they may exist from time to time.

         Under Section 5 of the registration rights agreement to be filed as
Exhibit 10.20 hereto, the underwriters have agreed to indemnify, under certain conditions, SafeScience, its directors, officers, agents, employees and persons who control SafeScience within the meaning of the Securities Act against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         Set forth in chronological order below is information regarding the number of shares of capital stock issued by the Registrant during the past three years. Further included is the consideration, if any, received by the Registrant for such shares, and information relating to the section of the Securities Act or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

1. In January 1997, the Company issued 500,000 shares of common stock and warrants to purchase 125,000 shares of Common Stock at $3.50 per share for an aggregate amount of $900,000 under Regulation S of the Securities Act.

2. In September 1997, the Company issued 250,000 shares of common stock and warrants to purchase 62,500 shares of Common Stock at $4.75 per share for an aggregate amount of $ 675,000 under Regulation S of the Securities Act.

3. From February 1997 to March 1997, the Company issued an aggregate of 463,000 shares of Common Stock for $2.50 per share and warrants to purchase 115,750 shares of Common Stock for $3.50 per share to 24 accredited investors for an aggregate purchase price of $1,145,000.

4. From October 1997 to December 1997, the Company issued an aggregate of 533,867 shares of Common Stock for $3.00 per share and warrants to purchase 133,467 shares of Common Stock for $4.75 per share to 31 accredited investors for an aggregate purchase price of $1,601,817.

5. In 1997, the Company issued an aggregate of 205,469 shares of Common Stock in exchange for the minority interest in International Gene Group, Inc. These shares represent an aggregate value of $719,142.

6. During 1997, the Company issued an aggregate of 195,800 shares of Common Stock to consultants for services rendered with various values between $2.00 and $5.81 per share for an aggregate value of $824,258.

7. During 1997, the Company issued an aggregate of 300,000 shares of Common Stock upon the exercise of outstanding warrants. These shares represent an aggregate value of $520,000.

8. From January 1998 to June 1998, the Company issued an aggregate of 145,999 shares of Common Stock to 10 accredited investors for $3.00 per share for an aggregate purchase price of $438,000. These shares also had attached warrants.

9. In March 1998, the Company issued an aggregate of 181,818 shares of Common Stock to one accredited investor for $2.75 per share for an aggregate purchase price of $500,000. These shares also had attached warrants.

10. From June 1998 to August 1998, the Company issued an aggregate of 406,206 shares of Common Stock to 17 accredited investors for $4.25 per share for an aggregate purchase price of $1,726,376.

11. From September 1998 to December 1998, the Company issued an aggregate of 646,918 shares of Common Stock to 39 accredited investors for $3.50 per share for an aggregate purchase price of $2,258,964.

12. In October 1998, the Company issued an aggregate of 5,000 shares of Common Stock to charitable organizations with various values between $3.55 to $4.30 per share for an aggregate value of $18,500.

13. From November 1998 to December 1998, the Company issued an aggregate of 179,222 shares of Common Stock to 18 accredited investors for $4.50 per share for an aggregate purchase price of $806,502.

14. In 1998, the Company issued an aggregate of 332,263 share of Common Stock to individuals for services and wages with various values between $2.88 and $6.94 per share for an aggregate value of $1,293,249.

15. From January 1999 to June 1999, the Company issued an aggregate of 1,399,101 shares of Common Stock to 38 accredited investors for $4.50 per share or an aggregate purchase price of $6,280,959.

16. From June 1999 to September 1999, the Company issued an aggregate of 216,605 shares of Common Stock to 34 accredited investors for $15.24 per share or an aggregate purchase price of $3,300,401.

17. On June 15, 1999, the Company issued an aggregate of 250,000 shares of Common Stock to Richard A. Salter, its Senior Vice President, for $10.70- per share for an aggregate purchase price of $2,675,000. These shares were issued in connection with an employment agreement.

18. On June 24, 1999, the Company issued an aggregate of 307,500 shares of Common Stock to 22 accredited investors for $3.50 per share for an aggregate purchase price of $1,076,250. These shares represent an exercise of warrants.

19. From June 1999 to December 31, 1999, the Company issued an aggregate of 237,896 shares of Common Stock to 45 accredited investors for an aggregate purchase price of $741,580. These shares represent an exercise of warrants.

20. From January 1999 to July 1999, the Company issued 17,500 shares of Common Stock to Richard A. Salter, its Senior Vice President, for $0.01 per share, or an aggregate purchase price of $175.

21. In 1999, the Company issued 22,273 shares of Common Stock to its employees, for $0.01 per share, for an aggregate purchase price of $228.

22. In 1999,the Company issued 56,603 shares of Common Stock to six consultants, for $0.01 per share, for an aggregate purchase price of $566.

           No underwriters were used in connection with these sales and issuances. The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act on the basis that the transactions did not involve a public offering or pursuant to Regulation S under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)   Exhibits

         The following documents are incorporated herein by reference from the Registrant's Form 10, as filed with the Securities and Exchange Commission, SEC file No. 0-26476:

3.1        Articles of Incorporation of Alvarada, Inc.

3.2        Amendment to the Articles of Incorporation dated March 1, 1995

3.3        Amendment to the Articles of Incorporation dated March 3, 1995

3.4        Amendment to the Articles of Incorporation dated May 23, 1995

3.5        Bylaws of Alvarada, Inc.

3.6        Articles of Incorporation of International Gene Group

3.7        Bylaws of the Company of International Gene Group

3.8        Articles of Incorporation of Agricultural Glycosystems, Inc.

3.9        Bylaws of the Company of Agricultural Glycosystems, Inc.

4.1        Specimen Stock Certificate

10.1       Agreement and Plan of Reorganization

10.2       Licensing Agreement with Dr. Platt

10.3       Office Lease

10.4       Licensing Agreement with The Government of Israel.

           The following documents are incorporated herein by reference from the Registrant's Form S-8 Registration Statement filed with the Commission on May 14, 1996, SEC file No. 333-04764:

10.5       Incentive Stock Option Plan

         The following documents are incorporation herein by reference from the Registrant's Form 10-K for the period ending December 31, 1996:

10.6.1 Employee Confidentiality and Invention Agreement between Dr. David Platt and the Company.

           The following documents are incorporated herein by reference from the Registrant's Registration Statement on Form SB-2, filed with the Commission on November 20, 1996, SEC file no. 333-16087:

10.6.2     Warrant Agreement with Trinity American Corporation.

10.7       Consulting Agreement with Richard Salter and Amendment thereto.

10.8       Consulting Agreement with Keith Greenfield.

10.9       Consulting Agreement with James C. Czirr.

10.10      Warrant Agreement with James C. Czirr.

         The following documents are incorporated herein by reference from the Registrant's Form 10-K for the period ending December 31, 1997:

10.11      Amendment to Consulting Agreement with Keith Greenfield

10.12      Licensing Agreement with Agrogene Ltd.

10.13 Trademark Sales and License Agreement with Elk Mound Feed and Farm Supply, Inc.

10.14      Consulting Agreement with Michelangelo, LLC, dated May 1997

10.15      Consulting Agreement with Michelangelo LCC, dated September 1997.

10.16      Agreement with Leket-Bar Chemicals, Ltd., dated October 1997

99.1       Office Lease

         The following documents are incorporated herein by reference from the Registrant's Form 8-K filed on April 7, 2000:

10.17 Securities Purchase Agreement by and among SafeScience, Inc., Strong River Investments, Inc. and Montrose Investments Ltd. dated March 29, 2000.

10.18      Form of Closing Warrant dated March 29, 2000.

10.19      Form of Adjustment Warrant dated March 29, 2000.

10.20 Registration Rights Agreement by and among SafeScience, Inc., Strong River Investments, Inc. and Montrose Investments, Ltd. dated March 29, 2000.

10.21 Letter Agreement by and among SafeScience, Inc., Strong River Investments, Inc. and Montrose Investments Ltd. dated March 29, 2000.

         The following documents are an exhibit hereto:

5.1 Opinion of McDermott, Will & Emery as to the validity of the securities being offered.

10.22 Employment Agreement between SafeScience, Inc. and David Platt dated June 29, 1999.

10.23 Employment Agreement between SafeScience, Inc. and Bradley J. Carver dated June 29, 1999.

10.24 Employment Agreement between SafeScience, Inc. and Richard A. Salter dated June 29, 1999.

10.25 Partnership Agreement between SafeScience, Inc. and Daymon Associates, Inc. dated May 20, 1999.

10.26 Agreement between SafeScience, Inc. and Shaw's Supermarkets dated December 3, 1999.

10.27      1998 Stock Option Plan

21.1       Subsidiaries

23.1       Consent of McDermott, Will & Emery (included in Exhibit 5.1 hereto).

23.2       Consent of Arthur Andersen LLP.

23.3       Consent of Williams & Webster. P.S.

24.1       Powers of Attorney (included on page II-8).

27.1       Financial Data Schedule.

*To be filed by amendment to this Registration Statement

           (b)  Consolidated Financial Statement Schedules

         All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes to those statements.

ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

                     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To reflect any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price present no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on April 28, 2000.

                            SAFESCIENCE, INC


                            By:  /s/ David Platt
                               -------------------------------------------------
                               David Platt, Ph.D.
                               Chief Executive Officer

                                POWER OF ATTORNEY

         KNOWN ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Bradley J. Carver and John W. Burns such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                                TITLE                               DATE
                      ---------                                                -----                               ----
              /s/ David Platt                          Chief Executive Officer, Secretary                     April 28, 2000
------------------------------------------------------ and Chairman of the Board of Directors
                  David Platt, Ph.D                      (Principal Executive Officer)

                /s/ John W. Burns                      Chief Financial Officer                                April 28, 2000
------------------------------------------------------ (Principal Financial Officer and Principal
                    John W. Burns                        Accounting Officer)

              /s/ Bradley J. Carver                    Director                                               April 28, 2000
------------------------------------------------------
                  Bradley J. Carver

                /s/ David W. Dube                      Director                                               April 28, 2000
------------------------------------------------------
                    David W. Dube

              /s/ Theodore J. Host                     Director                                               April 28, 2000
------------------------------------------------------
                  Theodore J. Host

             /s/ Brian G. R. Hughes                    Director                                               April 28, 2000
------------------------------------------------------
                 Brian G. R. Hughes


                                  EXHIBIT INDEX

         The following documents are incorporated herein by reference from the Registrant's Form 10, as filed with the Securities and Exchange Commission, SEC file No. 0-26476:

3.1        Articles of Incorporation of Alvarada, Inc.

3.2        Amendment to the Articles of Incorporation dated March 1, 1995

3.3        Amendment to the Articles of Incorporation dated March 3, 1995

3.4        Amendment to the Articles of Incorporation dated May 23, 1995

3.5        Bylaws of Alvarada, Inc.

3.6        Articles of Incorporation of International Gene Group

3.7        Bylaws of the Company of International Gene Group

3.8        Articles of Incorporation of Agricultural Glycosystems, Inc.

3.9        Bylaws of the Company of Agricultural Glycosystems, Inc.

4.1        Specimen Stock Certificate

10.1       Agreement and Plan of Reorganization

10.2       Licensing Agreement with Dr. Platt

10.3       Office Lease

10.4       Licensing Agreement with The Government of Israel.

         The following documents are incorporated herein by reference from the Registrant's Form S-8 Registration Statement filed with the Commission on May 14, 1996, SEC file No. 333-04764:

10.5       Incentive Stock Option Plan

         The following documents are incorporation herein by reference from the Registrant's Form 10-K for the period ending December 31, 1996:

10.6.1 Employee Confidentiality and Invention Agreement between Dr. David Platt and the Company.

         The following documents are incorporated herein by reference from the Registrant's Registration Statement on Form SB-2, filed with the Commission on November 20, 1996, SEC file no. 333-16087:

10.6.2     Warrant Agreement with Trinity American Corporation.

10.7       Consulting Agreement with Richard Salter and Amendment thereto.

10.8       Consulting Agreement with Keith Greenfield.

10.9       Consulting Agreement with James C. Czirr.

10.10      Warrant Agreement with James C. Czirr.

         The following documents are incorporated herein by reference from the Registrant's Form 10-K for the period ending December 31, 1997:

10.11      Amendment to Consulting Agreement with Keith Greenfield

10.12      Licensing Agreement with Agrogene Ltd.

10.13 Trademark Sales and License Agreement with Elk Mound Feed and Farm Supply, Inc.

10.14      Consulting Agreement with Michelangelo, LLC, dated May 1997

10.15      Consulting Agreement with Michelangelo LCC, dated September 1997.

10.16      Agreement with Leket-Bar Chemicals, Ltd., dated October 1997

99.1       Office Lease

         The following documents are incorporated herein by reference from the Registrant's Form 8-K filed on April 7, 2000:

10.17 Securities Purchase Agreement by and among SafeScience, Inc., Strong River Investments, Inc. and Montrose Investments Ltd. dated March 29, 2000.

10.18      Form of Closing Warrant dated March 29, 2000.

10.19      Form of Adjustment Warrant dated March 29, 2000.

10.20 Registration Rights Agreement by and among SafeScience, Inc., Strong River Investments, Inc. and Montrose Investments, Ltd. dated March 29, 2000.

10.21 Letter Agreement by and among SafeScience, Inc., Strong River Investments, Inc. and Montrose Investments Ltd. dated March 29, 2000.

         The following documents are an exhibit hereto:

5.1 Opinion of McDermott, Will & Emery as to the validity of the shares being offered.

10.22 Employment Agreement between SafeScience, Inc. and David Platt dated June 29, 1999.

10.23 Employment Agreement between SafeScience, Inc. and Bradley J. Carver dated June 29, 1999.

10.24 Employment Agreement between SafeScience, Inc. and Richard A. Salter dated June 29, 1999.

10.25 Partnership Agreement between SafeScience, Inc. and Daymon Associates, Inc. dated May 20, 1999.

10.26 Agreement between SafeScience, Inc. and Shaw's Supermarkets dated December 3, 1999.

10.27      1998 Stock Option Plan

21.1       Subsidiaries

23.1       Consent of McDermott, Will & Emery (included in Exhibit 5.1 hereto).

23.2       Consent of Arthur Andersen LLP.

23.3       Consent of Williams & Webster, P.S.

24.1       Powers of Attorney (included on page II-8).

27.1       Financial Data Schedule.

*To be filed by amendment to this Registration Statement